AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF THE COMPANY’S SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

PRELIMINARY OFFERING CIRCULAR - DATED AUGUST 12, 2024

SUBJECT TO COMPLETION

TA FINTECH, INC.

Registrant’s principal address: 401 Park Avenue S., No.10, Ste. 202, New York, NY 10016

Registrant’s telephone number, including area code: (877) 639-1327

Registrant’s website: www.tradealgo.com

TA Fintech, Inc (herein referred to as “we,” “us,” “our,” and the “Company”) is offering up to 9,282,178 shares of our common stock (the “Shares”) at $4.04 per share, for gross proceeds of up to $37,499,999.12. The minimum investment established for each investor is $500. The sale of Shares will commence once this Offering Circular, as amended from time-to-time, is qualified by the Securities and Exchange Commission (“SEC”). For more information on the securities offered hereby, please see the item titled “Securities Being Offered” on page 34.

Investors who invest $10,000 or more in this offering will receive certain bonus Shares (“Bonus Shares”) with the amount of Bonus Shares to be received based on the amount invested. Fractional shares will not be distributed, and Bonus Shares will be determined by rounding down to the nearest whole Share. Assuming all investors qualify for the maximum number of Bonus Shares, 9,282,178 additional Bonus Shares will be issued in this offering, which will cause immediate dilution to any investor receiving a lesser percentage of Bonus Shares. Bonus Shares will be issued as follows:

•$10,000+ investment equals a 10% bonus

•$20,000+ investment equals a 20% bonus

•$30,000+ investment equals a 30% bonus

•$40,000+ investment equals a 40% bonus

•$50,000+ investment equals a 50% bonus

•$60,000+ investment equals a 60% bonus

•$70,000+ investment equals a 70% bonus

•$80,000+ investment equals an 80% bonus

•$90,000+ investment equals a 90% bonus

•Investments over $100,000 equal a 100% bonus

Price of common stock	Price to Public [1]	Underwriting Discount and Commissions [2]	Proceeds to Issuer [3]
Per Share	$4.04	0.2626	3.7774
Total Maximum	$37,499,999.12	2,463,500.00	$35,036,499.12

(1)	All amounts in this chart and circular are in U.S. dollars unless otherwise indicated. There is no minimum offering amount and no provision to escrow or return investor funds if any minimum number of Shares is not sold. All investor funds will be held in a segregated Company account until the investor’s subscription is accepted by the Company, at which time such funds will become available for the Company’s use. We will conduct separate closings, which closings may be conducted on a rolling basis. Closings will be conducted promptly after receiving investor funds.

(2)	DealMaker Securities LLC, referred to herein as the “Broker,” is engaged for administrative and compliance related services in connection with this Offering, but not for underwriting or placement agent services. Prior to the offering commencement, the Broker and its affiliates will receive one-time advance expenses of $28,000, and monthly advance expenses of $2,000 totaling $6,000. After the Offering commencement, the Broker’s affiliate will receive a monthly fee of $2,000 up to a maximum of $18,000. The preceding compensation is compensation is not reflected in the Per Share Underwriting Discount and Commissions section of the above table, but is included in the Total Maximum amount, which are not reflected in the table above. The Broker will also receive up to six and 50/100th percent (6.5%) of the amount raised in this offering, which . compensation is reflected in the above table. The compensation due to Broker and affiliates are capped based on the amount of capital we raise in this offering, with the maximum amount due to Broker being $2,489,500.00, if we raise the maximum offering amount. Please see “Plan of Distribution” for additional information.

(3)	We expect to incur expenses relating to this offering in addition to the fees due to the Broker, including, but not limited to, legal, accounting, marketing, travel, and other miscellaneous expenses, which are not included in the foregoing table. See “Use of Proceeds” for more detail.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

Our common stock is not now listed on any national securities exchange, quotation system or the Nasdaq stock market and there is no market for our securities. There is no guarantee, and it is unlikely, that an active trading market will develop in our securities. Investors should be prepared to hold our Shares indefinitely.

This offering is being made pursuant to Tier 2 of Regulation A, following the Form 1-A Offering Circular disclosure format.

This offering is highly speculative and these securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. See “Risk Factors” on Page 6.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS	26

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS	27

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS	28

SECURITIES BEING OFFERED	29

EXPERTS	31

WHERE YOU CAN FIND ADDITIONAL INFORMATION	31

FINANCIAL STATEMENTS	F-1

SUMMARY INFORMATION

This summary highlights selected information in this circular. It is not comprehensive and does not contain all the information that you may want to consider. You should not rely solely on this summary and should read the entire circular, including the section entitled “Risk Factors” and the exhibits, before making a decision to invest in our securities. To understand this offering fully, you should carefully read the entire circular, including the section entitled “Risk Factors” and the exhibits, before making a decision to invest in our securities. Unless otherwise noted or unless the context otherwise requires, the terms “we,” “us,” “our,” “TA,” and the “Company” refer to TA Fintech, Inc. together with its wholly owned subsidiaries. In instances where we refer emphatically to “TA Fintech, Inc.” or where we refer to a specific subsidiary of ours by name, we are referring only to that specific legal entity. The term “Offering Circular” refers to this Offering Circular which comprises Part 2 of the of the Offering Statement (“Offering Statement”) filed with the SEC on Form 1-A of which this Offering Circular is a part.

The Company

TA Fintech, Inc. is a corporation organized under the laws of the state of Delaware.  The Company operates web platform, “TradeAlgo” (www.tradealgo.com), offering market data analytics and providing equitable access to disparate financial APIs and portfolio data.

The Company was originally formed on September 24, 2021 under the laws of the State of Delaware. The Company amended its Certificate of Incorporation on April 12, 2023 to authorize a total of 800,000,000 shares of common stock of the Company with a par-value of $0.001 per share and to perform a four for one forward stock split. On September 25, 2023, the Company filed a correction to its Articles of Incorporation to effectuate a forward stock split that was intended to have occurred December 27, 2021, when the Company increased its authorized Shares to 100,000,000, to split the Shares held by our sole officer and director.

There is currently no trading market for the Company’s securities and none is likely to develop in the near future. We qualify as an Emerging Growth Company under the JOBS Act, which will entitle us to reduced reporting obligations for a limited period of time in the future should we become subject to the reporting requirement under the Exchange Act.

Our principal executive offices are located at 401 Park Avenue S, No.10, Ste 202, New York, NY 10016 and our telephone number is (877) 639-1327.

Business

The Company’s business consists of a ‘software-as-a-service” (“SAAS”) business model focused on providing market data services and solutions to retail investors, registered investment advisers (“RIA’s”) and hedge funds. Our market analytics are sold online in North America and through affiliate partnerships with financial media companies as well as a direct-to-consumer businesses model.

The power of social media, combined with the rising accessibility of digital trading apps, has significantly impacted markets for the retail investor. However, today’s markets are driven by petabytes of data available in real time. In contrast, our human brains are not able to process nearly this amount of information at once. As a result, investors and hedge fund managers are overwhelmed with market information, which can lead to a lack of transparency on a wide scale.

Specifically, the rapidly growing retail investor class has been left behind by larger financial data companies such as Bloomberg, Refinitiv, Reuters and many other legacy analytics companies without accessible price points.

TA builds tools that increase financial transparency for retail investors. Our institutional-grade investment technology captures vital market-moving data that is not commonly available to all investors.

Our platform provides a wide range of market data including a vast amount of historical data for the US market updated in real-time. End-of-day tick-level data for international markets available and consolidated US Equities from all major markets in real-time. Our proprietary software includes a real-time option radar with our comprehensive technical and fundamental market analysis algo showing Greeks / implied volatility of the underlying asset expected. Through our ATS data algorithm, you can visualize off-exchange market liquidity trading that occurs away from traditional stock exchanges in near real time. Through our partnerships with exchanges and data vendors, Trade Algo is able to provide financial data applications with some of the fastest quality data available. We have access to nearly 250 leading providers of deep data coverage through our network API ecosystem.

Leveraging this vast amalgamation of data, our software teams build intuitive and consumer friendly applications to turn insights into action.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the financial statements, the Company incurred a net loss of $13,541,026 for the year ending December 31, 2022. As of December 31, 2022, the Company had an accumulated stockholder deficit of approximately $5,806,697. Due to recurring losses from operations and the accumulated deficit the Company’s auditor has stated that substantial doubt exists about the Company’s ability to continue as a going concern.

Capitalization

Prior to this offering, the Company had the following securities issued and outstanding as of March 7, 2024:

148,465,034 Shares of common stock (post 4:1 forward stock split)

No outstanding options or warrants for Company securities.

Following this offering, assuming all offered Shares are sold and no other securities of the Company are issued, the Company will have the following securities issued and outstanding:

167,029,390 Shares of common stock if no Bonus Shares are issued and 185,593,746 if all Bonus Shares are issued.

No outstanding stock options or warrants for Company securities.

The above outstanding Share figures do not take into account any issuances since March 7, 2024. The Company is currently conducting an offering under Regulation CF.

Use of Proceeds

In general, the Company will use net proceeds from the offering for operational working capital, marketing, product development, data acquisition / inventory, together with talent recruitment and hiring. See “Use of Proceeds” on page 19 for more detail.

The Offering

This Offering Circular relates to the sale of up to 9,282,178 Shares of our common stock at a price of $4.04 per Share, for gross proceeds of up to $37,499,999.12, assuming all Shares are sold. There is no minimum offering amount and no provision to escrow or return investor funds if any minimum number of shares is not sold. The minimum investment amount established for each investor is $500. All funds raised by the Company from this offering will be immediately available for the Company’s use.

Investors who invest $10,000 or more in this offering will receive certain Bonus Shares with the amount of Bonus Shares to be received based on the amount invested. Fractional shares will not be distributed, and Bonus Shares will be determined by rounding down to the nearest whole Share. Assuming all investors qualify for the maximum number of Bonus Shares, 9,282,178 additional Bonus Shares will be issued in this offering, which will cause immediate dilution to any investor receiving a lesser percentage of Bonus Shares. Bonus Shares will be issued as follows:

•$10,000+ investment equals a 10% bonus

•$20,000+ investment equals a 20% bonus

•$30,000+ investment equals a 30% bonus

•$40,000+ investment equals a 40% bonus

•$50,000+ investment equals a 50% bonus

•$60,000+ investment equals a 60% bonus

•$70,000+ investment equals a 70% bonus

•$80,000+ investment equals an 80% bonus

•$90,000+ investment equals a 90% bonus

•Investments over $100,000 equal a 100% bonus

For example, if an investor purchases 4,000 in Shares (for $16,160), he will receive 4,000 purchased Shares and 400 Bonus Shares. No consideration in addition to making the requisite investment amounts will be required in consideration for the bonus shares. Bonus Shares will be based on individual investment amounts and not aggregate investments made by an investor (e.g. if investor invests $11,000 and later invests $5,000, the investor will receive 10% bonus shares on the $11,000 investment but will receive no bonus shares on the additional $5,000 investment made later. The bonus shares will not affect any fees or commissions paid by investors.

Shares are being offered on a “best efforts” basis. We have engaged DealMaker Securities LLC to act as the Broker of record in connection with this Offering, but not for underwriting or placement agent services. We have also engaged affiliates of the Broker to provide technology services.

In order to subscribe to purchase the shares, a prospective investor must complete a subscription agreement and send payment by wire transfer, ACH, or credit card through our subscription portal at www.invest.tradealgo.com. We have engaged Novation Solutions, Inc. dba DealMaker, an affiliate of Broker, to maintain our deal portal. Investors must answer questions related to their annual income, net worth, and accredited investor status to determine compliance with the investment limitation set forth in Regulation A Rule 251(d)(2)(i)I under the Securities Act, which states that in offerings such as this one, where the securities will not be listed on a registered national securities exchange upon qualification, the aggregate purchase price to be paid by an investor who is a natural person for the securities cannot exceed 10% of the greater of the investor’s annual income or net worth, unless the purchaser is an accredited investor. In the case of an investor who is not a natural person, revenues or net assets for the investors’ most recently completed fiscal year are used instead.

This offering will terminate at the earlier to occur of: (i) all Shares offered hereby are sold, (ii) three years from the date this Offering Circular, as amended, is qualified with the SEC, or (iii) such earlier date as determined by the Company.

ABOUT THIS CIRCULAR

We have prepared this Offering Circular to be filed with the SEC for our offering of securities. The Offering Circular includes exhibits that provide more detailed descriptions of the matters discussed in this Offering Circular.

You should rely only on the information contained in this Offering Circular and its exhibits. We have not authorized any person to provide you with any information different from that contained in this Offering Circular. The information contained in this Offering Circular is complete and accurate only as of the date of this Offering Circular, regardless of the time of delivery of this Offering Circular or sale of our shares. This Offering Circular contains summaries of certain other documents, but reference is hereby made to the full text of the actual documents for complete information concerning the rights and obligations of the parties thereto. All documents relating to this offering and related documents and agreements, if readily available to us, will be made available to a prospective investor or its representatives upon request.

INDUSTRY AND MARKET DATA

The industry and market data used throughout this Offering Circular have been obtained from our own research, surveys or studies conducted by third parties and industry or general publications. Industry publications and surveys generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. We believe that each of these studies and publications is reliable. We have not engaged any person or entity to provide us with industry or market data.

TAX CONSIDERATIONS

No information contained herein, nor in any prior, contemporaneous or subsequent communication should be construed by a prospective investor as legal or tax advice. We are not providing any tax advice as to the acquisition, holding or disposition of the securities offered herein. In making an investment decision, investors are strongly encouraged to consult their own tax advisor to determine the U.S. Federal, state and any applicable foreign tax consequences relating to their investment in our securities. This written communication is not intended to be “written advice,” as defined in Circular 230 published by the U.S. Treasury Department

RISK FACTORS

Any investment in our common stock involves a high degree of risk. Investors should carefully consider the risks described below and all of the information contained in this Offering Circular before deciding whether to purchase our common stock. Our business, financial condition or results of operations could be materially adversely affected by these risks if any of them actually occur. Some of these factors have affected our financial condition and operating results in the past or are currently affecting us. This Offering

Circular also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this Offering Circular. In addition to the other information provided in this Offering Circular, you should carefully consider the following risk factors in evaluating our business and before purchasing any of our common stock. Material risks identified by the Company are discussed in this section; however, discussion may not include all risks applicable to an investment in Shares to the extent such risks have not been contemplated by the Company.

Risks Related to this Offering and our Common Stock

There is no current market for any shares of the Company’s stock.

You should be prepared to hold this investment indefinitely. More importantly, there is no established market for these securities and there may never be one. As a result, if you decide to sell these securities in the future, you may not be able to find a buyer. Investors should assume that they may not be able to liquidate their investment or be able to pledge their shares as collateral.

Investors will hold minority interests in the Company.

While the common stock is entitled to vote on Company matters, investors in their individual capacity will represent a minority of the Company’s authorized voting stock. Accordingly, individual investors should anticipate little or no ability to direct the Company’s operations.

Using a credit card to purchase shares may impact the return on your investment as well as subject you to other risks inherent in this form of payment.

Investors in this offering may at some point have the option of paying for their investment with a credit card, which is not usual in the traditional investment markets. Transaction fees charged by your credit card company and interest charged on unpaid card balances (which can reach almost 30% in some states) add to the effective purchase price of the shares you buy. See “Plan of Distribution and Selling Shareholders.” The cost of using a credit card may also increase if you do not make the minimum monthly card payments and incur late fees. Using a credit card is a relatively new form of payment for securities and will subject you to other risks inherent in this form of payment, including that, if you fail to make credit card payments (e.g. minimum monthly payments), you risk damaging your credit score and payment by credit card may be more susceptible to abuse than other forms of payment. Moreover, where a third-party payment processor is used, your recovery options in the case of disputes may be limited. The increased costs due to transaction fees and interest may reduce the return on your investment.

The SEC’s Office of Investor Education and Advocacy issued an Investor Alert dated February 14, 2018 entitled Credit Cards and Investments – A Risky Combination, which explains these and other risks you may want to consider before using a credit card to pay for your investment.

The subscription agreement has a forum selection provision that requires disputes be resolved in state or federal courts in the state of Delaware, regardless of convenience or cost to you, the investor.

As part of this investment, each investor will be required to agree to the terms of the subscription agreement included as Exhibit 4.1 to the Offering Statement of which this Offering Circular is part. In the agreement, investors agree to resolve disputes arising under the subscription agreement in state or federal courts located in the state of Delaware, for the purpose of any suit, action or other proceeding arising out of or based upon the agreement. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. The Company believes that the exclusive forum provision applies to claims arising under the Securities Act, but there is uncertainty as to whether a court would enforce such a provision in this context. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. You will not be deemed to have waived the Company’s compliance with the federal securities laws and the rules and regulations thereunder. This forum selection provision may limit your ability to obtain a favorable judicial forum for disputes with us. Although we believe the provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies and in limiting our litigation costs, to the extent it is enforceable, the forum selection provision may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes, may increase investors’ costs of bringing suit and may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the provision inapplicable to, or unenforceable in an action, the Company may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect its business, financial condition or results of operations.

We do not anticipate paying any cash dividends.

We presently do not anticipate that we will pay any dividends on any of our common stock in the foreseeable future. The payment of dividends, if any, would be contingent upon our revenues and earnings, if any, capital requirements, and general financial condition. The payment of any dividends will be within the discretion of our Board of Directors (the “Board”). We presently intend to retain all earnings to implement our business plan; accordingly, we do not anticipate the declaration of any dividends in the foreseeable future.

We may need additional capital, and the sale of additional Shares or other equity securities could result in additional dilution to our stockholders.

We may require additional capital for the development and commercialization of our products and may require additional cash resources due to changed business conditions or other future developments, including any investments or acquisitions we may decide to pursue. If our resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain a credit facility. The sale of additional equity securities could result in additional dilution to our stockholders. The incurrence of additional indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

Our principal stockholders and management own a significant percentage of our stock and will be able to exert significant control over matters subject to stockholder approval.

Our Chief Executive Officer beneficially owns a majority of the Company’s common stock. Accordingly, he will have significant influence over our affairs due to his substantial ownership coupled with his positions on our board and management team and haves substantial voting power to approve matters requiring the approval of our stockholders. For example, they will be able to control elections of directors, amendments of our organizational documents, or approval of any merger, sale of assets, or other major corporate transaction. This concentration of ownership may prevent or discourage unsolicited acquisition proposals or offers for our common stock that some of our stockholders may believe is in their best interest.

Because our management will have broad discretion and flexibility in how the net proceeds from this offering are used, we may use the net proceeds in ways in which you disagree.

The intended use of proceeds from this offering is more particularly described in the Section titled “Use of Proceeds,” however, such description is not binding and the actual use of proceeds may differ from the description contained therein. Accordingly, our management will have significant discretion and flexibility in applying the net proceeds of this offering. You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the net proceeds are being used appropriately. It is possible that the net proceeds will be invested in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flow.

The offering price of our Shares from the Company has been arbitrarily determined.

Our management has determined the Shares offered by the Company. The price of the Shares we are offering was arbitrarily determined based upon the illiquidity and volatility of our common stock, our current financial condition and the prospects for our future cash flows and earnings, and market and economic conditions at the time of the offering. The offering price for the common stock sold in this offering may be more or less than the fair market value for our common stock.

The best-efforts structure of this offering may yield insufficient gross proceeds to fully execute our business plan.

Shares are being offered on a best efforts basis. We are not required to sell any specific number or dollar amount of common stock, but will use our best efforts to sell the Shares offered by us. As a “best efforts” offering, there can be no assurance that the offering contemplated by this Offering Circular will result in any proceeds being made available to us.

We may not register or qualify our securities with any state agency pursuant to blue sky regulations.

The holders of our shares of common stock and persons who desire to purchase them in the future should be aware that there may be significant state law restrictions upon the ability of investors to resell our shares. We currently do not intend to and may not be able to qualify securities for resale in states which require shares to be qualified before they can be resold by our shareholders.

We could face significant penalties for our failure to comply with the terms of our outstanding promissory notes.

Our outstanding promissory notes contain positive and negative covenants and customary events of default. In the event events of defaults occur under the notes, we could face significant penalties and/or liquidated damages , all of which could have a material adverse effect on our results of operations and financial condition, or cause any investment in the Company to decline in value or become worthless.

We are relying on the exemption for insignificant participation by benefit plan investors under ERISA.

The Plan Assets Regulation of the Employee Retirement Income Security Act of 1974 (“ERISA”) provides that the assets of an entity will not be deemed to be the assets of a benefits plan if equity participation in the entity by benefit plan investors, including benefit plans, is not significant.  The Plan Assets Regulation provides that equity participation in the entity by benefit plan investors is “significant” if, at any time, 25% or more of the value of any class of equity interest is held by benefit plan investors.  Because we are relying on this exemption, we will not accept investments from benefit plan investments of  25% or more of the value of any class of equity interest.  If repurchases of shares reach  25%, we may repurchase shares of benefit plan investors without their consent until we are under such 25% limit. See the section of this offering circular captioned “ERISA Considerations” for additional information regarding the Plan Assets Regulation.

Shares are being offered under an offering exemption under Regulation A and, if it were later determined that such exemption was not available, purchasers would be entitled to rescind their purchase agreements.

Shares are being offered to prospective investors pursuant to Tier 2 of Regulation A under the Securities Act. Unless the sale of Shares should qualify for such exemption the investors might have the right to rescind their purchase of Shares. Since compliance with these exemptions is highly technical, it is possible that if an investor were to seek rescission, such investor would succeed. A similar situation prevails under state law in those states where Shares may be offered without registration. If a number of investors were to be successful in seeking rescission, the Company would face severe financial demands that could adversely affect the Company and, thus, the non-rescinding investors. Inasmuch as the basis for relying on exemptions is factual, depending on the Company’s conduct and the conduct of persons contacting prospective investors and making the offering, the Company will not receive a legal opinion to the effect that this offering is exempt from registration under any federal or state law. Instead, the Company will rely on the operative facts as documented as the Company’s basis for such exemptions.

Risks Related to our Business

Since we have a limited operating history, it is difficult for potential investors to evaluate our business.

Our short operating history may hinder our ability to successfully meet our objectives and makes it difficult for potential investors to evaluate our business or prospective operations. As an early-stage company, we are subject to all the risks inherent in the financing, expenditures, operations, complications and delays inherent in a newer business. Accordingly, our business and success face risks from uncertainties faced by developing companies in a competitive environment. There can be no assurance that our efforts will be successful or that we will ultimately be able to attain profitability.

We may not be able to raise capital when needed, if at all, which would force us to delay, reduce or eliminate our product development programs or commercialization efforts and could cause our business to fail.

We anticipate needing additional funding to pursue additional product development and launch and commercialize our products. There are no assurances that future funding will be available on favorable terms or at all. If additional funding is not obtained, we may need to reduce, defer or cancel additional product development or overhead expenditures to the extent necessary. The failure to fund our operating and capital requirements could have a material adverse effect on our business, financial condition and results of operations.

If we are unable to raise capital when needed or on attractive terms, we could be forced to delay future expansion and/or commercialization efforts. Any of these events could significantly harm our business, financial condition and prospects.

Our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern.

Our historical financial statements have been prepared under the assumption that we will continue as a going concern. Our independent registered public accounting firm has expressed substantial doubt in our ability to continue as a going concern. Our ability to continue as a going concern is dependent upon our ability to obtain additional equity financing or other capital, attain further operating efficiencies, reduce expenditures, and, ultimately, generate more revenue. The doubt regarding our potential ability to continue as a going concern may adversely affect our ability to obtain new financing on reasonable terms or at all. Additionally, if we are unable to continue as a going concern, our stockholders may lose some or all of their investment in the Company.

We depend heavily on key personnel, and turnover of key senior management could harm our business.

Our future business and results of operations depend in significant part upon the continued contributions of our senior management personnel. If we lose their services or if they fail to perform in their current positions, or if we are not able to attract and retain skilled personnel as needed, our business could suffer. Significant turnover in our senior management could significantly deplete our institutional knowledge held by our existing senior management team. We depend on the skills and abilities of these key personnel in managing the product acquisition, marketing and sales aspects of our business, any part of which could be harmed by turnover in the future. We do not have any key person insurance.

We expect to face intense competition, often from companies with greater resources and experience than we have.

Our industry is highly competitive and subject to rapid change. The industry continues to expand and evolve as an increasing number of competitors and potential competitors enter the market. Many of these competitors and potential competitors have substantially greater financial, technological, managerial and research and development resources and experience than we have. Some of these competitors and potential competitors have more experience than we have in the development of products, including validation procedures and regulatory matters. In addition, our products compete with product offerings from large and well-established companies that have greater marketing and sales experience and capabilities than we or our collaboration partners have. If we are unable to compete successfully, we may be unable to grow and sustain our revenue.

We have substantial capital requirements that, if not met, may hinder our operations.

We anticipate that we will make substantial capital expenditures for research and product development work and expansion. If we cannot raise sufficient capital, we may have limited ability to expend the capital necessary to undertake or complete research and product development work and acquisitions. There can be no assurance that debt or equity financing will be available or sufficient to meet these requirements or for other corporate purposes, or if debt or equity financing is available, that it will be on terms acceptable to us. Moreover, future activities may require us to alter our capitalization significantly. Our inability to access sufficient capital for our operations could have a material adverse effect on our financial condition, results of operations or prospects.

Terms of subsequent financings may adversely impact your investment.

We will likely need to engage  in common  equity, debt, or preferred  stock financings in the future, which may reduce  the value of your investment in the Common  Stock. Interest on debt securities could increase  costs and negatively impact operating results. Preferred  stock could be issued  in series from time to time with such designation, rights, preferences, and limitations as needed  to raise capital. The terms of preferred stock could be more advantageous to those investors than  to the holders of Common  Stock. In addition, if we need to raise more equity  capital from the sale of Common  Stock, institutional or other investors may negotiate terms  that  are likely to be more favorable  than  the terms  of your investment, and possibly a lower purchase price per share.

Current global financial conditions have been characterized by increased volatility which could negatively impact our business, prospects, liquidity and financial condition.

Current global financial conditions and recent market events have been characterized by increased volatility and the resulting tightening of the credit and capital markets has reduced the amount of available liquidity and overall economic activity. We cannot guaranty that debt or equity financing, the ability to borrow funds or cash generated by operations will be available or sufficient to meet or satisfy our initiatives, objectives or requirements. Our inability to access sufficient amounts of capital on terms acceptable to us for our operations will negatively impact our business, prospects, liquidity and financial condition.

We intend to grow the size of our organization, and we may experience difficulties in managing any growth we may achieve.

As our development and commercialization plans and strategies develop, we expect to need additional research, development, managerial, operational, sales, marketing, financial, accounting, legal, and other resources. Future growth would impose significant added responsibilities on members of management. Our management may not be able to accommodate those added responsibilities, and our failure to do so could prevent us from effectively managing future growth, if any, and successfully growing our company.

We may expend our limited resources to pursue a particular product and may fail to capitalize on products that may be more profitable or for which there is a greater likelihood of success.

Because we have limited financial and managerial resources, we have focused our efforts on particular products. As a result, we may forego or delay pursuit of opportunities with other products that later prove to have greater commercial potential. Our resource allocation decisions may cause us to fail to capitalize on viable commercial products or profitable market opportunities. Any failure to improperly assess potential products could result in missed opportunities and/or our focus on products with low market potential, which would harm our business and financial condition.

We engage in transactions with related parties and such transactions present possible conflicts of interest that could have an adverse effect on us.

We have entered, and may continue to enter, into transactions with related parties for financing, corporate, business development and operational services, as detailed herein. Such transactions may not have been entered into on an arm’s-length basis, and we may have achieved more or less favorable terms because such transactions were entered into with our related parties. Such conflicts could cause an individual in our management to seek to advance his or her economic interests or the economic interests of certain related parties above ours. Further, the appearance of conflicts of interest created by related party transactions could impair the confidence of our investors, which could have a material adverse effect on our liquidity, results of operations and financial condition.

Management has complete discretion as to Use of Proceeds.

Our success will be substantially dependent upon the discretion and judgment of our management team with respect  to the application and allocation of the proceeds  of this Offering. The use of proceeds  described  below is an estimate based on our current business  plan. We, however,  may find it necessary or advisable  to re-allocate portions of the net proceeds  reserved  for one category to another, and we will have broad discretion in doing so.

Any inability to protect our intellectual property rights could reduce the value of our technologies and brands, which could adversely affect our financial condition, results of operations and business.

Our business is dependent upon our trademarks, trade secrets, copyrights and other intellectual property rights. There is a risk of certain valuable trade secrets being exposed to potential infringers. In addition, third parties have and may counterfeit our products. The efforts we have taken to protect our proprietary rights may not be sufficient or effective. Any significant impairment of our intellectual property rights could harm our business reputation or our ability to compete. In addition, protecting our intellectual property rights is costly and time consuming. There is a risk that we may have insufficient resources to counter adequately such infringements through negotiation or the use of legal remedies. It may not be practicable or cost effective for us to fully protect our intellectual property rights in some countries or jurisdictions. If we are unable to successfully identify and stop unauthorized use of our intellectual property and/or counterfeiting of our products, we could lose potential revenue, experience diminished brand reputation, and experience increased operational and enforcement costs, which could adversely affect our financial condition, results of operations and business.

The novel coronavirus disease of 2019 (“COVID-19”) has had, and continues to have, broad impacts on multiple sectors of the global economy, making it difficult to predict the extent of its impact on our business.

On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus originating in Wuhan, China (the “COVID-19 outbreak”) and the risks to the international community as the virus spreads globally beyond its point of origin. In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally.

The full impact of the COVID-19 outbreak continues to evolve as of the date of this Offering Circular. As such, it is uncertain as to the full magnitude that the pandemic will have on our financial condition, liquidity, and future results of operations. Management is actively monitoring the impact of the global situation on our financial condition, liquidity, operations, suppliers, industry, and workforce. Given the daily evolution of the COVID-19 outbreak and the global responses to curb its spread, we are not able to estimate the effects of the COVID-19 outbreak on our results of operations, financial condition, or liquidity for the foreseeable future. We have experienced negative impacts from COVID in the form of reduced sales, delayed operations, staffing difficulties, inability to effectuate certain business plans and the like.

If we fail to comply with government laws and regulations it could have a materially adverse effect on our business.

We are subject to extensive foreign, federal, state and local laws and regulations that are extremely complex. We exercise care in structuring our operations to comply in all material respects with applicable laws to the extent possible. We will also take such laws into account when planning future operations and acquisitions. The laws, rules and regulations described above are complex and subject to interpretation. In the event of a determination that we are in violation of such laws, rules or regulations, or if further changes in the regulatory framework occur, any such determination or changes could have a material adverse effect on our business. There can be no assurance however that we will not be found in noncompliance in any particular situation.

We may not maintain sufficient insurance coverage for the risks associated with our business operations.

Risks associated with our business and operations include, but are not limited to, claims for wrongful acts committed by our officers, directors, and other representatives, the loss of intellectual property rights, the loss of key personnel, risks posed by natural disasters, risks of lawsuits from our employees, and risks of lawsuits from customers who are injured from or dissatisfied with our products. Any of these risks may result in significant losses. We cannot provide any assurance that our insurance coverage is sufficient to cover any losses that we may sustain, or that we will be able to successfully claim our losses under our insurance policies on a timely basis or at all. If we incur any loss not covered by our insurance policies, or the compensated amount is significantly less than our actual loss or is not timely paid, our business, financial condition and results of operations could be materially and adversely affected.

Our ability to service our indebtedness will depend on our ability to generate cash in the future.

Our ability to make payments on any Company indebtedness will depend on our ability to generate cash in the future. Our ability to generate cash is subject to general economic and market conditions and financial, competitive, legislative, regulatory and other factors that are beyond our control. Our business may not generate sufficient cash to fund our working capital requirements, capital expenditure, debt service and other liquidity needs, which could result in our inability to comply with financial and other covenants contained in our debt agreements, our being unable to repay or pay interest on our indebtedness, and our inability to fund our other liquidity needs. If we are unable to service our debt obligations, fund our other liquidity needs and maintain compliance with our financial and other covenants, we could be forced to curtail our operations, our creditors could accelerate our indebtedness and exercise other remedies and we could be required to pursue one or more alternative strategies, such as selling assets or refinancing or restructuring our indebtedness. However, such alternatives may not be feasible or adequate.

We rely on third parties to provide services essential to the success of our business.

We rely on third parties to provide a variety of essential business  functions for us, including manufacturing, shipping, accounting, legal work, public relations, advertising, retailing, and distribution. It is possible that some of these third parties will fail to perform their services or will perform them in an unacceptable manner. It is possible that we will experience  delays, defects, errors, or other problems with their work that will materially impact our operations and we may have little or no recourse to recover damages for these losses. A disruption in these key or other suppliers operations could materially and adversely affect our business. As a result, your investment could be adversely impacted by our reliance on third parties  and their performance.

The Company is vulnerable to cyber-security risks.

As an internet-based business, we may be vulnerable  to hackers who may access the data of our investors and the issuer companies  that utilize our platform. Further, any significant disruption in service on Trade Algo or in its computer systems could reduce the attractiveness of the platform and result in a loss of investors and companies interested in using our platform. Further, we rely on a third-party technology provider to provide some of our back-up technology. Any disruptions of services or cyber• attacks either on our technology provider or on Trade Algo could harm our reputation and materially negatively impact our financial condition and business.

Our business is subject to computer system disruption and cyber security threats, including a personal data or security breach, which could damage our relationships with our customers, harm our reputation, expose us to litigation and adversely affect our business.

We depend on digital technologies for the successful operation of our business, including corporate email communications to and from employees, customers, stores and vendors, the design, manufacture and distribution of our finished goods, digital marketing efforts, collection and retention of customer data, employee and vendor information, the processing of credit card transactions, online e-commerce activities and our interaction with the public in the social media space. The retail industry, in particular, has been the target of many recent cyber-attacks. As part of our business model, we collect, retain, and transmit confidential information over public networks. In addition to our own databases, we use third party service providers to store, process and transmit this information on our behalf. We cannot control third parties and cannot guarantee that a personal data or security breach will not occur in the future either at their location or within their systems. Any misappropriation of confidential or personal information gathered, stored or used by us, be it intentional or accidental, could have a material impact on the operation of our business, including severely damaging our reputation and our relationships with our customers, employees and investors. We may also incur significant costs implementing additional security measures to protect against new or enhanced data security or privacy threats, or to comply with current and new state, federal and international laws governing the unauthorized disclosure of confidential and personal information which are continuously being enacted and proposed. We could also face sizable fines, significant breach containment and notification costs to supervisory authorities and the affected data subjects, and increased litigation as a result of cyber security or personal data breaches.

SPECIAL INFORMATION REGARDING FORWARD LOOKING STATEMENTS

Some of the statements in this Offering Circular are “forward-looking statements.” These forward-looking statements involve certain known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, among others, the factors set forth above under “Risk Factors.” The words “believe,” “expect,” “anticipate,” “intend,” “plan,” and similar expressions identify forward-looking statements. We caution you not to place undue reliance on these forward-looking statements.

We undertake no obligation to update and revise any forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements in this document to reflect any future or developments. However, the Private Securities

Litigation Reform Act of 1995 is not available to us as a non-reporting issuer. Further, Section 27A(b)(2)(D) of the Securities Act and Section 21E(b)(2)(D) of the Exchange Act expressly state that the safe harbor for forward looking statements does not apply to statements made in connection with an initial public offering.

DILUTION

In the past twelve (12) months, the Company issued additional Shares to our sole officer and director pursuant to two forward stock splits applicable to all investors who held shares at the time of the forward stock splits, respectively. Thus, investors did not experience dilution as a result of such issuances to our sole officer and director. These Shares were issued for no cash consideration as compared to the $4.04 Share to be paid by investors in this offering. All shareholders in the Company may be subject to dilution from the issuance and exercise of any convertible securities, or if the Company issues more of its authorized stock.

PLAN OF DISTRIBUTION

We are offering up to 9,282,178 shares of common stock in the Company at a price per share of $4.04 for maximum offering proceeds of up to $37,499,999.12 if all offered Shares are sold. There is no minimum offering amount and no provision to return investor funds if a minimum number of Shares is not sold. All accepted subscription funds will be immediately available for the Company’s use. We intend to conduct multiple separate closings, which closings may be conducted on a rolling basis. Closings shall occur promptly after receiving investor funds. The minimum investment established for each investor is $500.

Investors who invest $10,000 or more in this offering will receive certain bonus Shares (“Bonus Shares”) with the amount of Bonus Shares to be received based on the amount invested. Fractional shares will not be distributed, and Bonus Shares will be determined by rounding down to the nearest whole Share. Assuming all investors qualify for the maximum number of Bonus Shares, 9,282,178 additional Bonus Shares will be issued in this offering, which will cause immediate dilution to any investor receiving a lesser percentage of Bonus Shares. Bonus Shares will be issued as follows:

•$10,000+ investment equals a 10% bonus

•$20,000+ investment equals a 20% bonus

•$30,000+ investment equals a 30% bonus

•$40,000+ investment equals a 40% bonus

•$50,000+ investment equals a 50% bonus

•$60,000+ investment equals a 60% bonus

•$70,000+ investment equals a 70% bonus

•$80,000+ investment equals an 80% bonus

•$90,000+ investment equals a 90% bonus

•Investments over $100,000 equal a 100% bonus

No consideration in addition to making the requisite investment amounts will be required in consideration for the bonus shares. Bonus Shares will be based on individual investment amounts and not aggregate investments made by an investor (e.g. if investor invests $11,000 and later invests $5,000, the investor will receive 10% bonus shares on the $11,000 investment but will receive no bonus shares on the additional $5,000 investment made later. The bonus shares will not affect any fees or commissions paid by investors.

The sale of Shares will commence once this Offering Circular, as amended, is qualified by the SEC. This offering shall be terminated upon (i) the date which is three years from the date this Offering Circular or an amendment thereof, as applicable, is qualified by the SEC, (ii) the sale of the maximum offering amount of Shares for the offering, or (iii) such date as earlier terminated by the Company.

Agreement with DealMaker Securities, LLC

We have engaged DealMaker Securities, LLC as our Broker of record to assist in our self-driven capital raise on a best efforts basis of our interests in those states where Broker is registered to undertake such activities.  The Broker will not solicit potential investors, and is under no obligation to purchase any securities or arrange for the sale of any specific number or dollar amount of securities.

The Company has also engaged affiliates of the Broker, including Novation Solutions, Inc. O/A DealMaker (“DealMaker”) to create and maintain the online subscription processing platform for the offering.

Broker and its affiliates provide separate services to the Company to help facilitate the offering, from establishment of the platform to be used for subscription processing, through back-office operations/compliance. Although orchestrated through the Broker, each affiliate has separate compensation, and agreements embedded into the Broker’s services agreement. Once the offering is qualified, Investors will subscribe via the Company’s website and investor funds will be processed via DealMaker’s integrated payment solutions.

Fees, Commissions and Discounts

The following table shows the total maximum discounts, commissions, and fees payable to Broker and its affiliates, as well as certain other fees in connection with this Offering by the Company (the “Maximum Dollar Compensation”). There will not be any compensation that exceeds this dollar amount associated with the Offering.

	Per Share	Total
Offering price	$4.0400	$37,499,999.12
Maximum broker and affiliate commissions and fees,	$0.2654	$2,463,500
Proceeds, before other expenses	$3.7746	$35,036,499.12

Administrative and Compliance Related Functions

With the services provided by the Broker and its affiliates there are different fee types associated with the specific services, which are routine for those service providers. None of the fees for the services are indeterminant in nature, and therefore have their own set maximum fees, and as described above none of these fees will exceed the Maximum Dollar Compensation.

a.)Administrative and Compliance Related Functions

Our Broker has agreed to provide the following services in advance of the offering for a one-time $20,000 advanced against accountable expenses:

●	Reviewing and performing due diligence on our Company and our management and principals and consulting with us regarding same;

●	Consulting with our Company on best business practices regarding this raise in light of current market conditions and prior self-directed capital raises;

●	White labelled platform customization to capture investor acquisition through the Broker’s platform’s analytic and communication tools;

●	Consulting with our Company on question customization for investor questionnaire;

●	Consulting with our Company on selection of webhosting services;

●	Consulting with our Company on completing template for the Offering campaign page;

●	Advising us on compliance of marketing materials and other communications with the public with applicable legal standards and requirements;

●	Providing advice to our Company on preparation and completion of this offering circular;

●	Advising our Company on how to configure our website for the offering working with prospective investors;

●	Provide extensive, review, training and advice to our Company and our personnel on how to configure and use the electronic platform for the Offering powered by DealMaker.tech, an affiliate of the Broker;

●	Assisting our Company in the preparation of state, Commission and FINRA filings related to the Offering; and

●	Working with our personnel and counsel in providing information to the extent necessary.

Our Broker will also receive a cash commission equal to six and 50/100th percent (6.5%) of the amount raised in the offering for providing the following services:

●	Reviewing investor information, including identity verification, performing Anti-Money Laundering (“AML”) and other compliance background checks, and providing issuer with information on an investor in order for issuer to determine whether to accept such investor into the Offering;
●	If necessary, discussions with us regarding additional information or clarification on a Company-invited investor;
●	Coordinating with third party agents and vendors in connection with performance of services;
●	Reviewing each investor’s subscription agreement to confirm such investor’s participation in the Offering and provide a recommendation to us whether or not to accept the subscription agreement for the investor’s participation;
●	Contacting and/or notifying us, if needed, to gather additional information or clarification on an investor;
●	Providing a dedicated account manager; and
●	Providing ongoing advice to us on compliance of marketing material and other communications with the public, including with respect to applicable legal standards and requirements, provided that such advice does not constitute the provision of legal advice unless the provider is a licensed attorney.

b) Technology Services

The Company has also engaged Novation Solutions Inc. O/A DealMaker (“DealMaker”), an affiliate of Broker, to create and maintain the online subscription processing platform for the offering.

After the qualification by the Commission of the Offering Statement of which this Offering Circular is a part, this offering will be conducted using the online subscription processing platform of DealMaker through our website whereby investors will receive, review, execute and deliver subscription agreements electronically as well as make payment of the purchase price through a third party processor by ACH debit transfer or wire transfer or credit card to an account we designate.

For these services, we have agreed to pay DealMaker:

●	a one-time $8,000 and $2,000 per month (not to exceed $6,000) as advances against accountable expenses;

●	A monthly platform hosting and maintenance fee of $2,000, not to exceed $18,000;

The compensation described above in a.) and b.) payable to Broker and affiliates, will, in aggregate, not exceed $2,489,500 (if the Offering is fully subscribed). In the event the Offering is partially subscribed, the fees described above shall not exceed the following maximums:

Total Offering Amount	Maximum Compensation to Broker and affiliates (as % of Offering proceeds)
Up to $18,750,000	6.78%
From $18,750,001 to $37,500,000	6.64%

Broker has not investigated the desirability or advisability of investment in the interests, nor approved, endorsed or passed upon the merits of purchasing the interests. Broker is not participating as an underwriter and under no circumstance will it recommend our Company’s securities or provide investment advice to any prospective investor, or make any securities recommendations to investors. Broker is not distributing any offering circulars or making any oral representations concerning this offering circular or this offering. Based upon Broker’s anticipated limited role in this offering, it has not and will not conduct extensive due diligence of this offering and no investor should rely on the involvement of Broker in this offering as any basis for a belief that it has done extensive due diligence. Broker does not expressly or impliedly affirm the completeness or accuracy of the offering statement and/or offering circular presented to investors by our Company. All inquiries regarding this offering should be made directly to our Company.

Investor Suitability Standards

Our Shares are being offered and sold only to “qualified purchasers” (as defined in Regulation A under the Securities Act). “Qualified purchasers” include: (i) “accredited investors” under Rule 501(a) of Regulation D and (ii) all other investors so long as their investment in any of the Shares of our Company does not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons). We reserve the right to reject any investor’s subscription in whole or in part for any reason, including if we determine in our sole and absolute discretion that such investor is not a “qualified purchaser” for purposes of Regulation A.

For an individual potential investor to be an “accredited investor” for purposes of satisfying one of the tests in the “qualified purchaser” definition, the investor must be a natural person who has:

1. an individual net worth, or joint net worth with the person’s spouse, that exceeds $1,000,000 at the time of the purchase, excluding the value of the primary residence of such person and the mortgage on that primary residence (to the extent not negative equity), but including the amount of debt that exceeds the value of that residence and including any increase in debt on that residence within the prior 60 days, other than as a result of the acquisition of that primary residence; or

2. earned income exceeding $200,000 in each of the two most recent years or joint income with a spouse exceeding $300,000 for those years and a reasonable expectation of the same income level in the current year.

If the investor is not a natural person, different standards apply. See Rule 501 of Regulation D for more details. For purposes of determining whether a potential investor is a “qualified purchaser,” annual income and net worth should be calculated as provided in the “accredited investor” definition under Rule 501 of Regulation D.

In addition to the foregoing, each prospective investor must represent in writing that they meet, among other things, all of the following requirements:

●	The prospective investor has received, reviewed, and understands this offering circular and its exhibits;

●	The prospective investor understands that an investment in Shares involves substantial risks;

●	The prospective investor’s overall commitment to non-liquid investments is, and after their investment in Shares will be, reasonable in relation to their net worth and current needs;

●	The prospective investor has adequate means of providing for their financial requirements, both current and anticipated, and has no need for liquidity in this investment;

●	The prospective investor can bear the economic risk of losing their entire investment in Shares;

●	The prospective investor has such knowledge and experience in business and financial matters as to be capable of evaluating the merits and risks of an investment in Shares; and

●	Except as set forth in the subscription agreement, no representations or warranties have been made to the prospective investor by our Company or any partner, agent, employee, or affiliate thereof, and in entering into this transaction the prospective investor is not relying upon any information, other than that contained in the offering statement of which this offering circular is a part, including its exhibits.

If you live outside the United States, it is your responsibility to fully observe the laws of any relevant territory or jurisdiction outside the United States in connection with any purchase, including obtaining required governmental or other consent and observing any other required legal or other formalities.

We will be permitted to make a determination that the subscribers of Shares in this offering are qualified purchasers in reliance on the information and representations provided by the subscriber regarding the subscriber’s financial situation. Before making any representation that your investment does not exceed applicable federal thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to http://www.investor.gov. We may accept or reject any subscription, in whole or in part, for any reason or no reason at all.

An investment in our Shares may involve significant risks. Only investors who can bear the economic risk of the investment for an indefinite period of time and the loss of their entire investment should invest in our Shares.

How to Subscribe

After the Commission has qualified the offering statement, the offering will be conducted using the online subscription processing platform of Novation Solutions Inc. O/A DealMaker (“Technology Provider”), an affiliate of the Broker, through our website at https://invest.tradealgo.com whereby investors in the offering will receive, review, execute, and deliver subscription agreements electronically. Payment of the purchase price for the Shares will be made through a third-party processor by ACH debit transfer or wire transfer or credit card to an account designated by us. We estimate total fees payable by our Company directly to the Technology Provider will be approximately $2,000 per month.

The Technology Provider is not participating as an underwriter or placement agent of this offering and will not solicit any investments, recommend our securities, provide investment advice to any prospective investor, or distribute this offering circular or other offering materials to potential investors. All inquiries regarding this offering should be made directly to us.

The Company may close on investments on a “rolling” basis (so not all investors will receive their Shares on the same date). Investors may subscribe by tendering funds via wire, credit or debit card, or ACH only, and checks will not be accepted. Investors will subscribe via the Company’s website and investor funds will be processed via DealMaker’s integrated payment solutions. Funds will be held in the Company’s payment processor account until the Broker has reviewed the proposed subscription, and the Company has accepted the subscription. Funds released to the Company’s bank account will be net funds (investment less payment for processing fees and a holdback equivalent to 5% for 90 days).

The Company will be responsible for payment processing fees. Upon each closing, funds tendered by investors will be made available to the Company for its use.

In order to invest, you will be required to subscribe to the offering via the Company’s website integrating DealMaker’s technology and agree to the terms of the offering, subscription agreement, and any other relevant exhibit attached thereto.

Investors will be required to complete a subscription agreement in order to invest. The subscription agreement includes a representation by the investor to the effect that, if the investor is not an “accredited investor” as defined under securities law, the investor is investing an amount that does not exceed the greater of ten percent (10%) of his or her annual income or ten percent (10%) of their net worth (excluding the investor’s principal residence).

Any potential investor will have ample time to review the subscription agreement, along with their counsel, prior to making any final investment decision. Broker will review all subscription agreements completed by the investor. After Broker has completed its review of a subscription agreement for an investment in the Company, and the Company has elected to accept the investor into the offering, the funds may be released to the Company.

The Company maintains the right to accept or reject subscriptions in whole or in part, for any reason or for no reason, including, but not limited to, in the event that an investor fails to provide all necessary information, even after further requests from the Company, in the event an investor fails to provide requested follow up information to complete background checks or fails background checks, and in the event the Company receives oversubscriptions in excess of the maximum offering amount. Investors will be required to agree to indemnify our Company for misrepresentations of the investor within the subscription agreement or supplemental disclosures. Nonetheless, we may not require, and are not requiring, investors to waive any claims or remedies they may have against our Company under the Securities Act or Exchange Act. Once an investor’s Shares have been issued, the investor will become a member of our Company.

Jury Trial Waiver

The subscription agreement that investors will execute in connection with the offering provides that subscribers waive the right to a jury trial of any claim they may have against us arising out of or relating to the Agreement, excluding any claim under federal securities laws. If the Company opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable given the facts and circumstances of that case in accordance with applicable case law.

Additional Information Regarding this Offering Circular

We have not authorized anyone to provide you with information other than as set forth in this offering circular. Except as otherwise indicated, all information contained in this offering circular is given as of the date of this offering circular. Neither the delivery of this offering circular nor any sale made hereunder shall under any circumstances create any implication that there has been no change in our affairs since the date hereof.

From time to time, we may provide an “offering circular supplement” that may add, update or change information contained in this offering circular. We will also amend our offering statement annually while this offering is open to include updated financial statements. Any statement that we make in this offering circular will be modified or superseded by any inconsistent statement made by us in a subsequent offering circular supplement or amendment. The offering statement we filed with the SEC includes exhibits that provide more detailed descriptions of the matters discussed in this offering circular. You should read this offering circular and the related exhibits filed with the SEC and any offering circular supplement together with additional information contained in our annual reports, semiannual reports and other reports and information statements that we will file periodically with the SEC.

The offering statement and all amendments, supplements and reports that we have filed or will file in the future can be read on the SEC website at www.sec.gov.

USE OF PROCEEDS

The following table illustrates the amount of net proceeds to be received by the Company on the sale of the Shares offered hereby. It is possible that we may not raise the entire $37,499,999.12 in Shares being offered through this Offering Circular. In such case, we will reallocate the use of proceeds as the board of directors deems to be in the best interests of the Company in order to effectuate its business plan. The intended use of proceeds are as follows:

Capital Sources and Uses

	100%	75%	50%	25%
Gross Offering Proceeds	$37,500,000	$28,125,000	$18,750,000	$9,375,000
Offering Costs(1)	$2,489,500	$1,880,125	$1,270,750	$661,375

Use of Net Proceeds:	35,010,500	26,244,875	17,479,250	8,713,625

Operations	$17,155,145	$12,859,989	$8,564,832	$4,269,675
Working Capital	$9,102,730	$6,823,667	$4,544,605	$2,265,542
Marketing	$3,501,050	$2,624,488	$1,747,925	$871,363
Research & Development	$3,501,050	$2,624,488	$1,747,925	$871,363
Employment	$1,750,525	$1,312,243	$873,963	$435,682

 *The figures in the table above are rounded to the nearest whole dollar.

Notes:

(1)	DealMaker Securities LLC, referred to herein as the Broker, is engaged for administrative and compliance related services in connection with this Offering, but not for underwriting or placement agent services. Once the Commission has qualified the Offering Statement and this Offering commences, the Broker will receive a cash commission equal to six and 50/100th percent (6.5%) of the amount raised in the Offering. Additionally, the Broker and its affiliates will receive certain other fees, which fees will represent no more than the percentages listed in the table in “Plan of Distribution – Broker Dealer Services.” Our Company also expects to incur other expenses relating to this offering, including, but not limited to, legal, accounting, compliance, travel, marketing, technology, printing and other miscellaneous fees. The amounts listed above include reimbursement of such expenses to our Manager and its affiliates. Any monies budgeted for but not spent on offering expenses will be reallocated pro rata among the other categories in the above table. The Broker will receive a maximum cash compensation equal to six and 64/100 percent (6.64%) of the amount raised in the Offering, assuming the Offering is fully subscribed, further limited to $2,489,500 in total.

The allocation of the use of proceeds among the categories of anticipated expenditures represents management’s best estimates based on the current status of the Company’s proposed operations, plans, investment objectives, capital requirements, and financial conditions. Future events, including changes in economic or competitive conditions of our business plan or the completion of less than the total offering, may cause the Company to modify the above-described allocation of proceeds. The Company’s use of proceeds may vary significantly in the event any of the Company’s assumptions prove inaccurate. We reserve the right to change the allocation of net proceeds from the offering as unanticipated events or opportunities arise.

DESCRIPTION OF BUSINESS

Organization

TA Fintech, Inc. is a Corporation organized under the laws of the state of Delaware.  The Company operates web platform “TradeAlgo” (www.tradealgo.com) offering market data analytics and providing equitable access to disparate financial APIs and portfolio data. The Company’s business consists of a ‘software-as-a-service” business model focused on providing market data services and solutions to retail investors, registered investment advisers and hedge funds. Our market analytics are sold online in North America and through affiliate partnerships with financial media companies as well as a direct-to-consumer businesses model.

The Company was originally formed with the name “Broad Bold Park, Inc.” on September 24, 2021 under the laws of the State of Delaware and thereafter renamed itself to TA Fintech, Inc. to align the Company’s brand with the fintech category. The Company amended its Certificate of Incorporation on April 12, 2023 to authorize a total of 800,000,000 shares of common stock of the Company with a par-value of $0.001 per share. On September 25, 2023, the Company filed a correction to its Articles of Incorporation to effectuate a forward stock split that was intended to have occurred December 27, 2021. This split, which increased the Company's authorized Shares to 100,000,000, served to divide the Shares held by our sole officer and director into a larger number of shares at a lower price per share, without changing the overall market capitalization of the Company.  The Company authorized a 4:1 forward stock split via amendment to the Company’s Certificate of Amendment of Certificate of Incorporation dated April 12, 2023. As of March 7, 2024 148,465,034 shares of common stock of the Company are issued and outstanding (post forward stock split).

There is currently no trading market for our securities and none is likely to develop in the near future. We qualify as an Emerging Growth Company under the JOBS Act, which will entitle us to reduced reporting obligations for a limited period of time in the future should we become subject to the reporting requirement under the Exchange Act.

Our principal executive offices are located at 401 Park Avenue S, No.10, Ste 202, New York, NY 10016 and our telephone number is (805) 699-5144.

Business Operations

The Company operates web platform “TradeAlgo” offering market data analytics and providing equitable access to disparate financial APIs and portfolio data. TradeAlgo is a global market data leader on a mission to make investing simple and fair. Modern investors require access to real-time data for independent insights, and TradeAlgo provides these insights through cutting-edge algorithms and AI. Our goal is to usher in a new era of equitable trading by providing retail investors the tools that only hedge funds and large corporations have enjoyed - until now.

The Company’s business consists of a ‘software-as-a-service” business model focused on providing market data services and solutions to retail investors, registered investment advisers and hedge funds. Our market analytics are sold online in North America and through affiliate partnerships with financial media companies as well as a direct-to-consumer businesses model.

The power of social media, combined with the rising accessibility of digital trading apps, has significantly impacted markets for the retail investor. However, today's markets are driven by petabytes of data available in real time. In contrast, our human brains are not able to process nearly this amount of information at once. As a result, investors and hedge fund managers are overwhelmed with market information, which can lead to a lack of transparency on a wide scale.

Specifically, the rapidly growing retail investor class has been left behind by larger financial data companies such as Bloomberg, Refinitiv, Reuters and many other legacy analytics companies without accessible price points.

TA builds tools that increase financial transparency for retail investors. Our institutional-grade investment technology captures vital market-moving data that is not commonly available to all investors.

Our platform provides a wide range of market data including a vast amount of historical data for the US market updated in real-time. End-of-day tick-level data for international markets available and consolidated US Equities from all major markets in real-time. Our proprietary software includes a real-time option radar with our comprehensive technical and fundamental market analysis algo showing greeks / implied volatility of the underlying asset expected. Through our ATS data algorithm, you can visualize off-exchange market liquidity trading that occurs away from traditional stock exchanges in near real time. Through our partnerships with exchanges and data vendors, Trade Algo is able to provide financial data applications with some of the fastest quality data available. We have access to nearly 250 leading providers of deep data coverage through our network API ecosystem.

Leveraging this vast amalgamation of data, our software teams build intuitive and consumer friendly applications to turn insights into action.

Market Information

Global spending on financial market data and news continued its decade-long growth streak with revenues jumping 5.9% to a record $33.2 billion as recently as 2020. Financial market desktops users totaled over 1.7 million in 2020, led by FactSet, Morningstar and S&P Global Market Intelligence, with Refinitiv and Bloomberg remaining the largest providers

Our market is currently estimated at approximately $32 billion to $33 Billion. Global spending on financial market data is expected to exceed historical growth rates, with 56% of respondents in Burton-Taylor's Financial Market Data 2021 Kick- off survey expecting spending to be much higher or moderately higher than the 5- year CAGR of 4.0%.*

Competitive Conditions

The Company has several major competitors in the market data category. Some of the top competitors in our industry include: Bloomberg, Dow Jones/Factiva, FactSet, FIS MarketMap, ICE (Pricing & Analytics + Desktop), IRESS, IHS Markit, Moody's

Analytics, Morningstar, Quick, S&P Global Market Intelligence, SIX Financial, Refinitiv. Bloomberg is the industry leader and the Company’s primary competition in the market data industry.

Bloomberg ranks 1st in global revenue in all user groups except Investment Bankers/Corporate Financiers and Research Analysts (where S&P Global Market Intelligence leads.) Refinitiv also owns significant market share and Refinitiv holds the top spots in Investment Banking and FX/Treasury Sales & Trading and Platts remains the leader in the Energy data segment. Moody's Analytics and TP ICAP are the fastest growing companies in most categories, as measured by five-year growth rates.

The financial market data/analysis industry generates $32 + billion in revenue although not all providers experience equal success. Despite the present competitive landscape, Trade Algo stands out in the data/analysis industry because of our focus on technology deploying algorithms and machine learning.

Intellectual Property

Trade Algo has other intellectual property that it has developed or licenses including API vendor relationships, Cloud services, Market Data from Al 19 Exchanges, software licenses and contractual access to data feeds.

Trade Algo's domain expertise in financial data analysis and access to a vast network of data providers, coupled with their proprietary algorithms, enable them to offer comprehensive market insights and real-time trading information to their clients. This level of expertise and data access allows Trade Algo to provide end-of-day tick-level data for international markets, consolidated US equities from major markets in real-time, and a real-time option radar with comprehensive technical and fundamental market analysis, showing Greeks and implied volatility of the underlying asset. Additionally, Trade Algo's AT'S data algorithm enables visualization of off-exchange market liquidity trading that occurs away from traditional stock exchanges in near real-time.

However, Trade Algo doesn't just provide clients with data and insights - they also offer mentorship and coaching strategies to help traders put this information into action. Through their proprietary mentorship and coaching strategies, Trade Algo empowers traders to apply their insights to the market effectively and profitably. By providing personalized coaching and guidance, Trade Algo's clients are better equipped to navigate the complex world of finance and make informed trading decisions based on the most up-to-date and accurate market data available.

Employees

At the time of filing, the Company, directly or through its subsidiaries, currently has approximately 12 employees, 12 of which are full-time employees and none of which are part-time. Further, we contract out for marketing, product development and operational services. The loss of certain of these providers would be detrimental to our business.

Certain crucial contracted service providers include the following:

AWS

(AWS) provides a broad array of services critical to TradeAlgo's continuity of operations. These include cloud computing, storage, machine learning, analytics,  security, database management, developer tools, and enterprise applications. Without AWS's critical services TradeAlgo would be severely hampered.

 OPRA

CBOE serves as the OPRA administrator and is critical for all TradeAlgo's real time options quotes. The Securities Industry Automation Corporation (SIAC) administers the Securities Information Processor (SIP) for OPRA. The SIP gathers the last sale and quote information from each of the participant exchanges. SIAC then consolidates and disseminates that data to approved vendors.

DX Feed

dxFeed is a critical service provider for TradeAlgo market data. Their vendor services provide data service streaming normalized real-time and delayed market data directly from exchanges and other financial data sources worldwide. dxFeed feed handlers are connected directly to the market data sources.

JIRA

Jira Software is the central hub for TradeAlgo's coding, collaboration, and release stages. It integrates with a variety of quality assurance apps, and allows for customizable fields, workflows and screens. All of these enable our teams to manage manual and automated tests in our software development cycle seamlessly and effectively.

TSGS

Technology Services Group Singapore provides the Company with a wide range and scope of business services to help us run our business more efficiently and effectively, including marketing, operations, software development and project management services.

Reports to Security Holders

We are required to keep appropriate books of the business at our principal offices. The books will be maintained for both tax and financial reporting purposes on a basis that permits the preparation of financial statements in accordance with GAAP. For financial reporting purposes and tax purposes, the fiscal year and the tax year are the calendar year, unless otherwise determined by our board of directors in accordance with the Internal Revenue Code. We will file with the SEC periodic reports as required by applicable securities laws.

Under the Securities Act, we must update this Offering Circular upon the occurrence of certain material events. We will file updated Offering Circulars and Offering Circular supplements with the SEC. We are also subject to the informational reporting requirements of the Exchange Act that are applicable to Tier 2 companies whose securities are offered pursuant to Regulation A, and accordingly, we will file annual reports, semiannual reports and other information with the SEC. We will provide such documents and periodic updates electronically through the SEC’s EDGAR system at www.sec.gov. We will provide holders with copies via email or paper copies at any time upon request.

Government Regulation

We are subject to general business regulations and laws as well as Federal and state regulations and laws specifically governing the Internet and e-commerce and privacy. Existing and future laws and regulations may impede the growth of the Internet, online services, and increase the cost of providing online services. These regulations and laws may cover sweepstakes, taxation, tariffs, user privacy, data protection, pricing, content, copyrights, distribution, electronic contracts and other communications, consumer protection, broadband residential Internet access and the characteristics and quality of services. It is not clear how existing laws governing issues such as property ownership, sales, use and other taxes, libel and personal privacy apply to the Internet and e-commerce. Unfavorable resolution of these issues may harm our business and results of operations.

Bankruptcy, Receivership, Etc.

Not applicable.

Legal Proceedings

We are not aware of any pending or threatened legal proceedings in which we are involved.

Reclassification, Merger, Consolidation, Etc.

Not applicable.

DESCRIPTION OF PROPERTY

The Company leases office space at 401 Park Avenue S., No.10, Ste. 202, New York, NY 10016. We believe that all such property has been adequately maintained, is generally in good condition, and is suitable and adequate for our business.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

TA Fintech, Inc. ("the Company") was incorporated in the State of Delaware on September 24, 2021. The Company provides a subscription-based analytics platform that leverages big data technology to assist subscribers in making informed investment decisions. This Management Discussion and Analysis ("MD&A") is intended to provide an in-depth understanding of the Company's financial condition, changes in financial condition, and results of operations for the fiscal years ended December 31, 2023, and 2022.

Key Financial Highlights

Revenue: The Company generated $11,031,657 in subscription revenue in 2023, a 16.2% increase from $9,499,858 in 2022.

Net Loss: The net loss for 2023 was $9,698,783, compared to a net loss of $13,541,026 in 2022.

Deferred Tax Asset: The Company recognized a deferred tax asset of $4,097,494 in 2023, primarily due to carryforward net operating losses.

Cash Flow: Net cash used in operating activities was $20,755,240 in 2023, compared to $3,547,781 in 2022.

Results of Operations

Revenue

The main reason for the increase in sales was due to accounting adjustments to reflect the amortization of revenue as performance obligations were met. This adjustment ensures that our financial statements accurately represent the timing and recognition of revenue in line with our performance commitments.

The 16.2% increase in subscription revenue in 2023 reflects the growing adoption and market penetration of our analytics platform. However, subscriptions received in 2023 were lower compared to 2022. This decline in subscriptions was primarily due to a strategic decision to focus on monthly subscriptions rather than longer-term subscriptions, such as annual or multi-annual subscriptions. This shift in strategy resulted in lower collections and reduced commitment from subscribers. Despite this, the subscriber base actually increased to 7,100 in 2023 compared to 5,700 in 2022, evidencing the growing interest in our platform. Moving forward, the company aims to focus on longer-term subscriptions to achieve better collections.

Operating Expenses

Operating expenses increased from $22,769,462 in 2022 to $24,360,069 in 2023. This rise was primarily due to increased software development costs:

Advertising and Marketing: The Company spent $2,836,105 on advertising in 2023, compared to $8,433,091 in 2022. The decrease in advertising expenditure in 2023 indicates a strategic shift from high-expenditure campaigns to more targeted and cost-effective marketing strategies. The initial high expenditure in 2022 was aimed at establishing brand presence and acquiring a substantial customer base, which laid the foundation for more efficient marketing in 2023.

Software Development: The software development costs increased significantly to $8,731,670 in 2023 from $3,600,274 in 2022. This substantial increase was driven by continued investment in enhancing the platform's features and functionalities to maintain a competitive edge in the market. The Company also focused on developing new analytics tools and improving user experience, which required significant resources.

Net Loss

Despite the increase in revenue, the Company reported a net loss of $9,698,783 in 2023, an improvement from a net loss of $13,541,026 in 2022. This improvement was primarily driven by the recognition of a deferred tax asset of $4,097,494 in 2023, which significantly offset the net loss. The reduction in net loss also reflects the Company's efforts to manage costs and improve operational efficiency.

Liquidity and Capital Resources

As of December 31, 2023, the Company had cash and cash equivalents of $4,440,468, compared to $2,566,782 as of December 31, 2022. The significant cash outflows in operating activities were partially offset by proceeds from capital contributions. The Company continues to face liquidity challenges due to its rapid growth and significant investments in marketing and software development.

Cash Flows from Operating Activities

Net cash used in operating activities was $20,755,240 in 2023, compared to $3,547,781 in 2022. The primary factors contributing to the cash outflows were the net loss of $9,698,783, amortization expense of $467,865, and significant decreases in deferred revenue by $7,415,312. The substantial increase in cash outflows in 2023 can be attributed to the Company's aggressive investment in software development and the recognition of deferred tax assets.

Cash Flows from Investing Activities

There were no cash flows from investing activities in 2023, compared to a net cash outflow of $1,643,799 in 2022, primarily due to the acquisition of intangible assets. The lack of investing activities in 2023 reflects the Company's strategic decision to focus its resources on operational and developmental activities.

Cash Flows from Financing Activities

The Company raised significant capital through the issuance of new shares, contributing to a substantial increase in cash and cash equivalents. The net cash provided by financing activities was a key factor in supporting the Company's operations and growth initiatives. This influx of capital was essential for funding the Company's aggressive marketing and development strategies.

Financial Condition

Assets

Total assets increased to $9,602,880 as of December 31, 2023, from $3,974,565 as of December 31, 2022. This increase was primarily due to higher cash and cash equivalents, refundable deposits, and the recognition of a deferred tax asset. The significant growth in assets reflects the Company's successful capital-raising efforts and effective allocation of resources toward growth initiatives.

Liabilities

Total liabilities decreased to $2,479,434 as of December 31, 2023, from $9,781,262 as of December 31, 2022. The significant decrease in deferred revenue was the main contributor to this reduction in liabilities. The decline in deferred revenue is a result of recognizing revenue from previously collected subscription fees as the Company fulfilled its performance obligations.

Shareholders' Equity

Shareholders' equity improved significantly to $7,123,446 as of December 31, 2023, from a deficit of $5,806,697 as of December 31, 2022. This improvement was driven by capital contributions and the recognition of deferred tax assets. The increase in equity demonstrates the Company's ability to attract investment and improve its financial stability.

Going Concern

The Company's financial statements have been prepared on a going concern basis. Despite the net losses and substantial cash outflows, management believes that the Company will be able to continue its operations through proceeds from proposed private Regulation A and Regulation D campaigns and additional debt and/or equity financing. However, there are no assurances that such funding will be available on favorable terms, or at all.

Management's Plans

To address the going concern, management plans to continue raising capital through various funding mechanisms, including equity and debt financing. Additionally, the Company is focused on optimizing its operations to improve cash flow and reduce expenses where possible. The successful execution of these plans is critical to the Company's ability to continue as a going concern.

TA Fintech, Inc. ("the Company") has developed a strategic plan of operations to guide its growth and development over the next 12 to 24 months. This plan outlines key objectives and milestones designed to enhance the Company's market position, drive revenue growth, and achieve financial stability.

The Company aims to become a global leader in fintech, recognized for innovation, customer-centric solutions, and robust financial performance. Achieving the outlined short-term and medium-term goals will set the foundation for sustainable long-term growth.

In order to minimize potential risks related to its strategic initiatives, the Company has implemented several measures. These include constantly monitoring market trends, investing in state-of-the-art technology, ensuring compliance with regulations, and maintaining a strong risk management framework. By closely monitoring the market, the Company can anticipate any changes and adjust its strategies accordingly. Investing in advanced technology allows for efficient and effective implementation of initiatives. Adhering to regulations ensures legal and ethical conduct. Finally, the Company's comprehensive risk management framework helps identify, assess, and mitigate potential risks. These measures demonstrate the Company's commitment to ensuring the success and sustainability of its strategic initiatives.

TA Fintech, Inc. is committed to executing its plan of operations efficiently. By achieving the outlined milestones, the Company aims to enhance its market position, drive growth, and deliver value to its shareholders. Management will regularly review and adjust the plan to respond to evolving market conditions and emerging opportunities.

Discussion of Trends in Artificial Intelligence and Growth

In 2024, the artificial intelligence (AI) industry continues to exhibit significant growth, driven by advancements in technology, increasing adoption across various sectors, and substantial investments in AI research and development. The following trends highlight the dynamic nature of the AI landscape and the growth associated with these trends.

Increased Integration in Everyday Applications: AI technologies are becoming more integrated into everyday consumer and business applications. This includes the proliferation of AI in areas such as natural language processing, machine learning, and computer vision, making technologies like virtual analysts, personalized recommendations, and automated customer service more sophisticated and widely adopted.

Expansion in Finance: The AI sector is seeing a remarkable expansion in finance, driven by the need for more accurate analysis, personalized insights, and efficient access to broad data sets. AI-powered tools and systems are being developed to assist in finance through GPT’s.

Growth in AI Ethics and Regulation: As AI becomes more prevalent, there's a growing focus on ethical considerations and the establishment of regulations to govern the development and use of AI technologies. This trend towards more responsible AI involves addressing issues related to privacy, bias, transparency, and accountability, which are critical for maintaining public trust and ensuring the beneficial use of AI.

Enhancements in AI Hardware and Infrastructure: The demand for more powerful and efficient computing resources to train complex AI models is leading to innovations in AI hardware and infrastructure. Developments in processors, neural network chips, and cloud-based AI services are facilitating faster, more efficient AI computations, enabling more advanced applications and uses of AI technology.

DIRECTORS, EXECUTIVE OFFICERS, AND SIGNIFICANT EMPLOYEES

Our board of directors is elected annually by our shareholders. The board of directors elects our executive officers annually. Our directors and executive officers as of March , 2024 are as follows:

Name	Position	Age	Term of Office
Jonathan Stone	Director, CEO, Treasurer, Secretary, Founder	35	September 2021 – Present

Jonathan Stone, Director, CEO, President, Treasurer, Secretary, and Founder.

Mr. Stone is a serial entrepreneur who has founded multiple profitable companies and pioneered new technologies that enhance market transparency and efficiency. With a degree from ASU and a deep interest in leadership and management philosophy, he is an ardent student of Jack Welch. He is currently enrolled in MIT Sloan School of Management blockchain technology courses under crypto-economics expert Professor Christian Catalini while learning to apply blockchain into modern-day business challenges within the analytics industry. He worked for Service Benefits LLC from July 2020 to May 2021 as a Sales Consultant. Mr. Stone founded JS Trading (serves as President) in November 2018 and TA Fintech (serves as CEO) in September 2021 and continues to serve in those capacities to present day.

Board Committees

We have not established an audit committee, compensation committee, or nominating committee.

Family Relationships

There are no familial relationships between any of our officers and directors.

Director or Officer Involvement in Certain Legal Proceedings

Our current directors and executive officers have not at any time in the past five (5) years been convicted in a criminal proceeding (excluding traffic violations and other minor offenses) and no petition under the federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of any such officers or directors, or any partnership in which they were a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing.

Code of Ethics

We have not adopted any specific Code of Ethics.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The table below summarizes all compensation awarded to, earned by, or paid to our executive officers and directors for all services rendered in all capacities to us during the previous fiscal years ended as of December 31, 2022 and December 31, 2023.

Executive Summary Compensation Table
Name and principal position	Capacities in Which Compensation was Received	Cash Compensation	Other Compensation	Total Compensation
Jonathan Stone (1)		None	None	None

26

(1)

Jonathan Stone does not have a written employment agreement with the Company and does not receive compensation from the Company directly. Notwithstanding the foregoing, a Company wholly owned by Mr. Stone, JS Trading, receives substantial compensation from the Company for services rendered to the Company, from which Mr. Stone and another entity wholly owned by Mr. Stone, Sat Stack Inc., receive substantial benefit. In 2022, JS Trading received $7,333,612 from the Company.

Our only director is Jonathan Stone, who we do not compensate separately for his role as director. To the extent we have additional directors in the future, we do not intend to pay such directors salary or cash compensation, but may issue them common stock, with such compensation to be determined by the board of directors in the future when applicable.

Equity Incentive Plan

At present, TA Fintech has not adopted an equity incentive plan.  It is entirely possible that the Company will seek to establish and implement such a plan in the future to recruit, retain, incentivize, and compensate key personnel.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets forth the ownership, as of March 7, 2023, of our common stock by each person known by us to be the beneficial owner of more than 10% of any class of our outstanding voting stock, our directors, and our executive officers and directors as a group. To the best of our knowledge, the persons named have sole voting and investment power with respect to such shares, except as otherwise noted. There are not any pending or anticipated arrangements that may cause a change in control.

As of March 7, 2024 (post 4:1 forward stock split), there are a total of 148,465,034 votes eligible to be cast in any Company vote.

The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the Securities and Exchange Commission and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other right. More than one person may be deemed to be a beneficial owner of the same securities.

Except as otherwise indicated and under applicable community property laws, we believe that the beneficial owners of our common stock listed below have sole voting and investment power with respect to the shares shown.

Title of Class	Name and Address of Beneficial Ownership	Amount and Nature of Beneficial Ownership(1)	Amount and Nature of Beneficial Ownership Acquirable	Percent of Class
	Jonathan Stone
Common Stock	401 Park Avenue S, No.10, Ste 202, New York, NY 10016	113,328,000	N/A	76.33%

(1)	Jonathan Stone, our CEO, President, Treasurer, Secretary, and Founder is the direct owner of the referenced shares of common stock of the Company. In addition to his direct holdings, Mr. Stone, as CEO of the Company, has been granted a proxy to vote the Shares issued pursuant to the Company’s previous offerings and investors in this offering will be required to grant the same proxy, so that Mr. Stone controls 100% of the voting. No other shareholders own more than 10% of the issued and outstanding stock.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

The Company occasionally incurs expenses that are paid in advance by the principal owner of the Company. Consequently, as of December 31, 2022, the Company recorded a net $803 in Due to Related Parties liability in the accompanying Statement of Financial Condition. Additionally, for the year ended December 31, 2022, the Company remitted $7,333,612 in contract labor to JS Enterprises, a company wholly owned by the CEO/President and majority shareholder of the Company.

Except as described above and within the section entitled Executive Compensation of this Offering Circular, none of the following parties (each a “Related Party”) has, in our fiscal years ended 2021 and 2022 and the interim period in 2023, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

●	any of our directors or officers;
●	any nominee for election as a director;

●	any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of common stock; or
●	any member of the immediate family (including spouse, parents, children, siblings and in- laws) of any of the above persons.

The Company occasionally incurs expenses that are paid in advance by the principal owner of the Company. Consequently, as of December 31, 2022, the Company recorded a net $803 in Due to Related Parties liability in the accompanying Statement of Financial Condition.

Additionally, for the year ended December 31, 2022, the Company remitted $7,333,612 in contract labor to JS Enterprises, a company wholly owned by the CEO/President and majority shareholder of the Company.

SECURITIES BEING OFFERED

The following description is a summary of the material rights of shareholders; however; only common stock is being offered pursuant to this Offering Circular. Shareholder rights are dictated via the Company’s Certificate of Incorporation and Bylaws, each as amended from time to time. The foregoing documents have been filed as exhibits to this Offering Circular.

None of our securities are currently listed or quoted for trading on any national securities exchange or national quotation system.

Common Stock

We are offering up to 9,282,178 Shares of common stock, par-value $0.001 in this Offering, and up to 9,282,178 Bonus Shares. The Company has 800,000,000 Shares of common stock authorized in the aggregate.

Each Share of common stock entitles the holder to one vote, either in person or by proxy, at meetings of shareholders. The holders are not permitted to vote their Shares cumulatively. Shareholders may take action by written consent. Notwithstanding the foregoing, investors in the Company’s previous offerings and this offering are required to grant the Company’s CEO an irrevocable voting proxy.

Holders of our common stock have no pre-emptive rights or other subscription rights, conversion rights, redemption or sinking fund provisions. Upon our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of our debts and other liabilities.

In the case of any distribution or payment in respect of the shares of common stock upon the consolidation or merger of the Company, such distribution or payment shall be made ratably on a per share basis among the holders of the common stock.

Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available. We have not paid any dividends to common shareholders since our inception, and we presently anticipate that all earnings, if any, will be retained for development of our business. Any future disposition of dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors. In the case of dividends or distributions payable in shares of common stock or securities convertible into or exchangeable for shares of such common stock, the shares or securities so payable shall be payable in shares of or securities convertible into or exchangeable for, common stock of the same class upon which the dividend or distribution is being paid.

For Shares that were sold pursuant to the Company’s Regulation CF offerings, the investors through such offerings granted our CEO a proxy to vote the Regulation CF Shares on behalf of those investors. Thus, he has the authority to vote his Shares personally and the Reg CF Shares on behalf of the Reg CF investors.

Delaware Anti-Takeover Statute

We could become subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly-held (will apply when we have 2,000+ shareholders of record) Delaware corporation from engaging under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

•	Prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder.

•	Upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer.

•	On or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting securities. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 may also discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

The provisions of Delaware law, our certificate of incorporation and our bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Disclosure of commission position on indemnification for securities liabilities

The Company’s Bylaws and Certificate of Incorporation, subject to the provisions of Delaware Law, contain provisions which allow the corporation to indemnify its officers and directors against liabilities and other expenses incurred as the result of defending or administering any pending or anticipated legal issue in connection with service to the Company if it is determined that person acted in good faith and in a manner which he reasonably believed was in the best interest of the Company. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, may be unenforceable.

EXPERTS

Our financial statements for fiscal years ended December 31, 2022 included in this offering circular have been audited by Abdi Sheikh-Ali, CPA, PLLC, as stated in its report appearing herein. Our financial statements for fiscal years ended December 31, 2021 included in this offering circular have been audited by SetApart FS, as stated in its report appearing herein Such financial statements have been so included in reliance upon the report of such firms given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC an offering statement on Form 1-A under the Securities Act with respect to the Shares offered by this Offering Circular. This Offering Circular does not contain all of the information included in the Offering Statement, portions of which are omitted as permitted by the rules and regulations of the SEC. For further information pertaining to us and the Shares to be sold in this offering, you should refer to the offering statement and its exhibits. Whenever we make reference in this offering circular to any of our contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the exhibits attached to the offering statement for copies of the actual contract, agreement or other document filed as an exhibit to the offering statement or such other document, each such statement being qualified in all respects by such reference. Upon the qualification of this offering, we will be subject to the informational requirements of Tier 2 of Regulation A and will be required to file annual reports, semi-annual reports, current reports and other information with the SEC. We anticipate making these documents publicly available, free of charge, on our website as soon as reasonably practicable after filing such documents with the SEC.

You can read the Offering Statement and our future filings with the SEC over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facility at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

We will answer inquiries from potential investors concerning the Shares, the Company and other matters relating to the offer and sale of the Shares under this Offering Circular. We will afford the potential investors the opportunity to obtain any additional information to the extent we possess such information or can acquire such information without unreasonable effort or expense that is necessary to verify the information in this Offering Circular.

Requests and inquiries regarding this offering circular should be directed to:

TA Fintech, Inc.

401 Park Avenue S, No.10, Ste 202

New York, NY 10016

(877) 639-1327

We will provide requested information to the extent that we possess such information or can acquire it without unreasonable effort or expense.

FINANCIAL STATEMENTS

TA Fintech, Inc.

Independent Auditor's Report Together with Financial Statements

As of December 31, 2023 and 2022

TA Fintech, Inc.

Table of Contents

Page

Independent Auditor’s Report on

Financial Statements 1

Balance Sheet 3

Statement of Operations 4

Statement of Cash Flows 5

Statement of Changes in Shareholders’ Equity 6

Notes to Financial Statements 7

Abdi Sheikh-Ali, CPA, PLLC

450 Century Parkway, Suite 250 Tel. (972) 217-4646

Allen, Texas 75013 Fax. (972) 217-4645

www.abdisheikh.com       cpa@abdisheikh.com

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors of TA Fintech, Inc:

Opinion

We have audited the financial statements of TA Fintech, Inc., which comprise the balance sheet as of December 31, 2023 and the related statements of income, cash flows, and changes in shareholders' equity, for the year then ended, and the related notes (collectively referred to as the "financial statements").

In our opinion, the financial statements present fairly, in all material respects, the financial position of TA Fintech, Inc. as of December 31, 2023 and the results of its operations and its cash flows for the year then ended, in accordance with accounting principles generally accepted in the United States of America.

We previously audited the financial statements of TA Fintech, Inc. as of December 31, 2022 and for the year then ended, and we expressed an unmodified opinion on those financial statements in our report dated February 14, 2024. In our opinion, the comparative information presented herein as of December 31, 2022 and for the year then ended, is consistent, in all material respects, with the audited financial statements from which it has been derived.

Basis of Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the "Auditor's Responsibilities for the Audit of the Financial Statements" section of our report. We are required to be independent of TA Fintech, Inc. in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission, and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt About the Entity’s Ability to Continue as a Going Concern

As discussed in Note 4 to the financial statements, certain conditions indicate that TA Fintech, Inc. may be unable to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified in respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with U.S. generally accepted accounting principles (GAAP); this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about TA Fintech, Inc. ’s ability to continue as a going concern for a period of one year from the date that the financial statements are issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but is not absolute assurance, and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

➢	Exercise professional judgment and maintain professional skepticism throughout the audit.

➢  Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

➢  Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of TA Fintech, Inc. ’s internal control. Accordingly, no such opinion is expressed.

➢  Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

➢  Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about TA Fintech, Inc. ’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control—related matters that we identified during the audit.

Allen, Texas June 25, 2024

Balance Sheet

As of December 31, 2023 and 2022

ASSETS		2023	2022
Cash and cash equivalents		$ 4,440,468	$ 2,566,782
Refundable deposits		200,000	75,000
Deferred tax asset		4,097,494	-
Intangible assets - net of amortization		864,918	1,332,783
	Total assets	$ 9,602,880	$ 3,974,565

LIABILITIES
Accounts payable		$ 36,913	$ 14,683
Credit cards payable		145,986	54,732
Due to related parties		803	803
Deferred revenue		2,295,732	9,711,044
	Total liabilities	$ 2,479,434	$ 9,781,262

SHAREHOLDERS' EQUITY
As of December 31, 2023, common stock, par value $0.001, 800,000,000 authorized, 138,238,447 shares issued and outstanding. As of December 31, 2022, common stock, par value $0.001, 100,000,000 authorized, 30,305,575 shares issued and outstanding	$ 138,238	$ 30,306
Additional paid-in-capital	30,237,344	7,716,350
Retained earnings (deficit)	(23,252,136)	(13,553,353)
Total shareholders' equity	$ 7,123,446	$ (5,806,697)
Total liabilities and shareholders' equity	$ 9,602,880	$ 3,974,565

See accompanying footnotes and accountant's report

Statement of Income

For the years ended December 31, 2023 and 2022

REVENUE	2023	2022
Subscription revenue	$ 11,031,657	$ 9,499,858
Total revenue	$ 11,031,657	$ 9,499,858
Advertising and marketing	$ 2,836,105	$ 8,433,091
Automobile expenses	1,367	502
Bank service charges	48,268	183,680
Computer and internet expenses	20,872	1,567
Contract labor	8,473,882	7,459,978
Dues and subscriptions	2,638,539	2,274,160
Equipment rental	6,197	1,759
General and administrative expenses	113,320	9,813
Insurance expense	12,890	-
Legal and professional fees	546,341	76,833
License, permits, and local taxes	-	450
Meals and entertainment	161,165	147,342
Miscellaneous expenses	-	957
Office expense	115,470	62,375
Office supplies	89,074	119,047
Organizational costs	-	44,803
Postage and delivery	1,603	64
Printing and reproduction	-	74
Rent expense	2,312	154,897
Sales commissions	2,080	92,572
Software development costs	8,731,670	3,600,274
Supplies	20,509	7,192
Telephone and communication	121,794	64,875
Training and staff development	-	5,954
Travel expenses	416,611	23,202
Utilties	-	4,001
Total operating expenses	$ 24,360,069	$ 22,769,462

Operating income (loss)	$ (13,328,412)	$ (13,269,604)
OTHER INCOME
Prior period adjustment	$ -	$ 39,999
Total other income	$ -	$ 39,999

Earnings before interest, taxes, depreciation, and amortization (EBITDA)	$ (13,328,412)	$ (13,229,605)
OTHER (EXPENSE) Amortization expense	$ (467,865)	$ (311,017)
Interest expense	-	(404)
Total other (expense)	$ (467,865)	$ (311,421)
Deferred tax benefit	$ 4,097,494	$ -

Net income (loss)	$ (9,698,783)	$ (13,541,026)
	See accompanying footnotes and accountant's report

Statement of Cash Flows

For the years ended December 31, 2023 and 2022

2023       2022

Cash flows from operating activities

Net income (loss)

$ (9,698,783)

$ (13,541,026)

Adjustments to reconcile Change in net assets to net cash provided by operating activities:

Amortization expense	467,865	311,017
Decrease (increase) in due from related parties	-	179,070
Decrease (increase) in prepaid expenses	-	87,328
Decrease (increase) in refundable deposits	(125,000)	(75,000)
Decrease (increase) in deferred tax assets	(4,097,494)	-
Increase (decrease) in due to credit cards payable	91,254	54,732
Increase (decrease) in due to accounts payable	22,230	14,683
Increase (decrease) in deferred revenue	(7,415,312)	9,420,612
Increase (decrease) in due to related parties	-	803
Net cash provided (used) by Operating activities	$ (20,755,240)	$ (3,547,781)

Cash flows from investing activities

Decrease (increase) in intangible assets

Net cash provided (used) by investing activities

$ - $

$ - $

(1,643,799)

(1,643,799)

Cash flows from financing activities

Capital contributions	$ 22,628,926	$ 7,746,656
Net cash provided (used) by Financing activities	$ 22,628,926	$ 7,746,656
Net increase (decrease) in cash	$ 1,873,686	$ 2,555,076
Cash at beginning of period	$ 2,566,782	$ 11,706
Cash at end of period	$ 4,440,468	$ 2,566,782
Supplemental disclosure of cash flow information Cash paid during the year for interest	$ -	$ 404

See accompanying footnotes and accountant's report

Statement of Changes in Shareholders' Equity For the years ended December 31, 2023 and 2022

For the year ended December 31, 2023

Description Common Stock Additional Paid-in Capital Retained Earnings (Deficit) Total Shareholders' Equity

Shareholders' Equity at
December 31, 2022	$30,306	$7,716,350	$(13,553,353) $	(5,806,697)
Stock Split Adjustment	90,918			90,918
Issuance of new shares	17,014	22,520,994		22,538,008
Net income (loss) for the year ended December 31, 2023			(9,698,783)	(9,698,783)
Shareholders' Equity at December 31, 2023	$138,238	$30,237,344	$(23,252,136) $	7,123,446

For the year ended December 31, 2022

Description Common Stock Additional Paid-in Capital Retained Earnings (Deficit) Total Shareholders' Equity

Shareholders' Equity at December 31, 2021 $0 $ - $	(12,327) $	(12,327)
Issuance of new shares $ 30,306 $ 7,716,350		$7,746,656
Net income (loss) for the year ended December 31, 2022 $	(13,541,026) $	(13,541,026)
Shareholders' Equity at December 31, 2022 $ 30,306 $ 7,716,350 $ (13,553,353) $ (5,806,697)

See accompanying footnotes and accountant's report

1.	Nature of Operations

TA Fintech, Inc. (the “Company”) was incorporated in the State of Delaware on September 24, 2021. The Company was founded to provide a subscription-based analytics platform that facilitates its subscribers to harness the power of big data technology to level the field of investing in the stock market.

2.	Significant Accounting Policies

a.	Basis of Presentation

The accompanying financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (GAAP) as detailed in the Financial Accounting Standards Board’s Accounting Standards Codification (“FASB ASC”). The Company has adopted a calendar year-end.

b.	Cash & Cash Equivalents

Cash & cash equivalents include cash in bank accounts and highly liquid debt instruments purchased with an original maturity of three months or less.

c.	Startup Costs

In accordance with GAAP, the Company classifies its startup costs into two categories: (a) organization costs and (b) deferred offering costs. Organization costs are expensed as incurred and deferred offering costs, which consist of certain costs incurred in connection with investment offering, are capitalized and amortized over a 12-month period. For the years ended December 31, 2023 and 2022, the Company incurred $0 and $44,803 in organization costs, respectively and no deferred offering costs.

d.	Concentration of Credit Risk

The Company maintains cash with a U.S. based financial institution. The Federal Deposit Insurance Corporation (FDIC) insures the total deposits at this institution up to $250,000 per depositor. At times, the balance at the financial institution exceeds the insured limit.

e.	Property, Plant, & Equipment

The Company follows the practice of capitalizing all expenditures for property, furniture, fixtures, equipment, and leasehold improvements in excess of $5,000. The Company did not have any property, plant, and equipment as of December 31, 2023 and 2022. Depreciation of all such items is computed on a straight-line basis over the estimated useful lives of the assets which generally are as follows:

Buildings 39 years

Building improvements 15- 39 years

Furniture and equipment 5 – 7 years

Software 5 years

Vehicles 5 years

Leasehold improvements life of lease or useful life (whichever is shorter)

f.	Refundable Deposits

Refundable deposits consist of a deposit maintained by the Company’s merchant account processing company. As of December 31, 2023 and 2022, the refundable deposits were $200,000 and $75,000, respectively.

g.	Income Taxes

The Company is a corporation which is treated as a C-corporation for tax purposes. The Company accounts for income taxes under the liability method, and deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying values of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided on deferred tax assets if it is determined that it is more likely than not that the deferred tax asset will not be realized. The Company records interest, net of any applicable related income tax benefit, on potential income tax contingencies as a component of income tax expense. The Company records tax positions taken or expected to be taken in a tax return based upon the amount that is more likely than not to be realized or paid, including in connection with the resolution of any related appeals or other legal processes.

Accordingly, the Company recognizes liabilities for certain unrecognized tax benefits based on the amounts that are more likely than not to be settled with the relevant taxing authority. The Company recognizes interest and/or penalties related to unrecognized tax benefits as a component of income tax expense. For the years ended December 31, 2023 and 2022, the Company had a net losses and as such made no provision for income taxes in the accompanying financial statements and plans to carry forward any net operating losses to future periods. The Company is subject to franchise and income taxes in the State of Delaware. The Company addresses uncertain tax positions in accordance with ASC Topic 740, Income Taxes, which provides guidance on the recognition, measurement, presentation, and disclosure of uncertain tax positions in the financial statements. Management has not identified the existence of any uncertain tax positions.

TA Fintech, Inc.

Notes to Financial Statements - as of December 31, 2023 and 2022

g.       Income Taxes (continued)

Deferred Tax Assets:

For the year ended December 31, 2022, the Company did not recognize a deferred tax asset as 2022 was the first full year of the Company’s operations. Management determined that there was insufficient evidence to conclude that it was more likely than not that a deferred tax asset would be realized. As of December 31, 2023, the Company recognized a net deferred tax asset of $4,097,494. This deferred tax asset primarily arises from the carryforward of net operating losses amounting to $13,796,277. The deferred tax asset has been calculated using the combined federal tax rate of 21% and the State of Delaware’s tax rate of 8.7%. The components of the deferred tax assets and liabilities are as follows:

Components	2023	2022
Deferred Tax Assets: Net Operating Loss Carryforward	$13,796,277	$ 13,541,026
Federal and State income tax rates	29.7%	29.7%
Total Deferred Tax Assets	$4,097,494	$ 4,021,685
Less valuation allowance	-	(4,021,685)
Net Deferred Tax Assets	$4,097,494	$ -

The net operating loss carryforwards for the federal tax return can be carried forward indefinitely. However, for Delaware state taxes, the NOL carryforwards will begin to expire 20 years from the year they were generated, which means they will start to expire in 2043, if not utilized. The Company has assessed the realizability of the deferred tax assets and determined that no valuation allowance is necessary as of December 31, 2023. For the year ended December 31, 2023, management has determined that it is more likely than not that the Company will generate sufficient taxable income in future periods to realize the deferred tax assets.

Valuation Allowance

Management assesses the realizability of deferred tax assets based on all available evidence, including historical operating results, expectations of future taxable income, and the expiration dates of carryforwards. As of December 31, 2023, no valuation allowance has been recorded against the deferred tax assets, as management believes it is more likely than not that these assets will be realized. Income Tax Expense (Benefit) For the year ended December 31, 2023, the Company recorded an income tax benefit of $4,097,494 primarily due to the recognition of the deferred tax asset related to the net operating loss carryforwards.

g.	Income Taxes (continued)

Effective Tax Rate Reconciliation

A reconciliation of the statutory federal and state income tax rates to the Company’s effective tax rate is as follows:

Description	Rate
Statutory federal income tax rate	21.0%
State taxes, net of federal benefit	8.7%

Management will continue to monitor the realizability of the deferred tax assets and adjust the valuation allowance, if necessary, in future periods based on changes in the Company's expectations of future taxable income.

h.	Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles at times requires the use of management’s estimates. Actual results could vary from these estimates.

i.	Intangible Assets

Intangible assets consist of intangible assets purchased from a related party in late 2021. The purchased intangible assets consist of brand name, domain name, and intellectual property. Although the Company initially recorded the purchase for $1, it subsequently revised the value of the transaction to $40,000 to better reflect the fair market value of the acquired assets. In accordance with GAAP, the Company amortizes the cost of intangible assets in a straight-line method over 15 years. As such, the Company has recorded $2,667 in amortization expense for each year leaving the intangible assets at December 31, 2023 and 2022 at $34,667 and $37,334 respectively, net of accumulated amortization.

j.	Software Development Costs

In accordance with ASC 985-20, the Company amortizes capitalized software development costs for externally marketed software when the product is made available for release to its customers. The capitalized software costs are amortized on a product-by-product basis and the annual amortization is the greater of (a) the ratio that the current gross revenue for a product bear to the total of current and anticipated future gross revenue for that product and (b) the straight-line method over the remaining economic life of the product including the current reporting period. Accordingly, for the years ended December 31, 2023 and 2022, the Company capitalized $1,603,800 of software development costs that were sold to its customers. The Company determined that the straight-line method to be the greater amortization expense and consequently recorded $465,198 and $308,351 in amortization expense for the years ended December 31, 2023 and 2022, respectively, in connection with its capitalized software development costs.

k.	Advertising Costs

The Company expenses advertising costs as they are incurred. The Company incurred $2,836,105 and

$8,433,091 in advertising expenses for the years ended December 31, 2023 and 2022, respectively.

l.	Related Party Transactions

The Company occasionally incurs expenses that are paid in advance by the principal owner of the Company. Consequently, as of December 31, 2023 and 2022, the Company recorded a net $803 in Due to Related Parties liability for both years in the accompanying balance sheet. Additionally, for the years ended December 31, 2023 and 2022, the Company remitted $5,118,587 and $7,333,612, respectively, in contract labor to JS Enterprises Inc., a company wholly owned by the CEO/President and majority shareholder of the Company.

m.	Shareholders’ Capital Structure

The Company is pursuing offerings pursuant to Regulation Crowdfunding (“Reg CF”), Regulation A (“Reg A”), and Regulation D (Reg. D 506b) under the Securities Act and is selling the shares directly to investors and not through registered broker-dealers who are paid commission. The maximum amounts that can be raised through Reg CF and Reg A (Tier 2) offerings are $5,000,000 in a 12-month period and

$75,000,000 in a 12-month period, respectively. There is no limit on the amount of capital that can be raised under Reg. D 506(b), but has a limit of 35 non-accredited, but sophisticated investors. The investors who contribute capital to the Company shall, upon acceptance of their subscriptions, become common stock shareholders in the Company. The par value of the common stock is $0.001 and as of December 31, 2022, 30,305,575 shares of common stock were issued and outstanding. On March 24, 2023, a resolution from the Company’s board of directors authorized changes to the number of authorized shares and approved a Forward Stock Split. The authorized shares of the Company were modified to 800,000,000 shares of common stock with a par value of $0.001 per share. All holders of shares of common stock shall be identical with each other in every respect. Upon the effective filing of this Certificate of Amendment to the Certificate of Incorporation, each one (1) share of the Corporation’s common stock that is issued and outstanding or held by the Corporation as treasury stock immediately prior to the Effective Time (which shall include each fractional interest in Common Stock in excess of one (1) share held by any stockholder), is and shall be subdivided and reclassified into four

(4) fully paid, nonassessable shares of common stock (or, with respect to such fractional interests, such lesser number of shares as may be applicable based upon such four-for-one (4-for-1) ratio) (the “Forward Stock Split”). Each certificate that immediately prior to the Effective Time represented shares of common stock (“Old Certificates”) shall thereafter represent that number of shares of Common Stock into which the shares of common stock represented by the Old Certificate shall have been subdivided and reclassified. The authorized number of shares, and par value per share of common stock shall not be affected by the Forward Stock Split. For the year ended December 31, 2023, the Company executed a four-for-one forward stock split and as of December 31, 2023 the Company had 138,238,447 common stock shares issued and outstanding. As of December 31, 2023 and 2022, the Company was legally authorized to issue 800,000,000 and 100,000,000 shares of common stock, respectively.

n.	Applicable Revenue Standard

On May 28, 2014, the FASB issued a new revenue standard, ASC 606, Revenue from Contracts with Customers which replaced various GAAP revenue recognition requirements and provided a single revenue recognition model or framework for recognizing revenue from contracts with customers. Since the new revenue standard is effective for this period, the Company has adopted the revenue standard and as such has taken into account the recognition of revenue when or how a performance obligation is met.

Below is a list of the Company’s revenue stream(s) accounted for under the new revenue standard:

Software Subscription Fees: The Company earns revenue from its subscription-based analytics platform software. The subscription revenue fees vary depending on the term of the subscription. When the fees are initially received, they are recognized as deferred revenue (a liability) and subsequently and periodically the liability is reversed and recognized as the revenue is earned.

o.	Deferred Revenue

The Company records deferred revenue for the unearned revenue proceeds received for the subscriptions. As of December 31, 2023 and 2022, deferred revenue amounted to $2,295,732 and

$9,711,044, respectively.

p.	Research and Development Costs

In accordance with GAAP, the Company expenses research and development (R&D) software costs in the pre-coding stage and the implementation stage (e.g., software is live and being utilized). Software costs incurred are capitalized in the application development stage (coding stage) and treated as intangible assets (see Note 2i). Conversely, R&D costs incurred in the implementation stage are expensed and are recorded under Software Development Costs in the accompanying Statement of Operations.

q.	Prior Period Adjustment

As noted in Note 2i, the Company initially recorded the purchase of intangible assets consisting of a brand name, domain name, and intellectual property for only $1, but it subsequently revised the value of the transaction to $40,000 to better reflect the fair market value of the acquired assets. The $39,999 prior period adjustment income recognized in the year ended December 31, 2022 reflects this change in accounting estimate.

r.	Pending Litigation and Contingent Liabilities

The Company is currently involved in litigation related to various matters arising in the normal course of business. As of the reporting dates, the Company has been advised by legal counsel that it is possible but not probable that the Company will incur liabilities as a result of these proceedings. The Company has assessed that as of December 31, 2023 and 2022, the estimated contingent liabilities associated with pending litigation amounts to approximately $25,000 and $0, respectively. These amounts have not been recognized in the financial statements due to the uncertainty of the outcome and the inability to reliably estimate the timing of any potential outflows. The Company will continue to monitor the status of these proceedings and will adjust its estimates and disclosures accordingly as new information becomes available.

s.	Subsequent Events

The Company’s management has evaluated subsequent events and transactions for potential recognition or disclosure through June 25, 2024, the date that the 2023 financial statements were available to be issued. Subsequent to the year-end, the Company raised 25,782,983 shares at $26,958,643 through a private Reg. D 506(b) offering for common stock. As such, the Company has 164,020,430 common stock issue and outstanding.

3.	Risk and Uncertainties

The management of the Company seeks investment opportunities that offer the possibility of attaining substantial capital appreciation and\or residual income from its business. Certain events particular to the industry in which the Company invests, as well as general economic and political conditions or a new pandemic may have a significant negative impact on the Company’s operations and profitability.

Additionally, the Company is subject to changing regulatory and tax environments. Such events are beyond the Company’s control, and the likelihood that they may occur cannot be predicted.

4.	Going Concern

These financial statements are prepared on a going concern basis. The Company commenced operations less than three years ago and, as such, has incurred and will incur significant additional costs before achieving significant revenue. These matters raise substantial doubt about the Company's ability to continue as a going concern. For the year ended December 31, 2023, the Company continues to face financial challenges similar to those in 2022. During the next 12 months, the Company intends to fund its operations with proceeds from its proposed private Regulation A and Regulation campaigns, along with additional debt and/or other equity financing as deemed necessary.

TA Fintech, Inc.

Notes to Financial Statements - as of December 31, 2023 and 2022

4.       Going Concern (continued)

There are no assurances that management will be able to raise capital on terms acceptable to the Company. If the Company is unable to obtain sufficient additional capital, it may be required to reduce the scope of its planned development, which could harm its business, financial condition, and operating results. For the comparative period ended December 31, 2022, the Company also faced substantial doubt regarding its ability to continue as a going concern. Similar plans to fund operations were in place, relying on external funding sources. The financial condition as of December 31, 2023, reflects the continued challenges and reliance on future funding. The accompanying financial statements do not take into account any adjustments that might result from these uncertainties.

EXHIBITS

The following exhibits are filed with this Offering Circular:

•2.1 Certificate of Incorporation, as amended

•2.2 Bylaws, as amended

•4.1 Form of Subscription Agreement

•6.1 Contract with DealMaker

•6.2 MSA

•6.3 Agreement with JS Trading

•11.1 Consent of Auditor

•12.1 Opinion of Legality from Dodson Robinette, PLLC

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Los Angeles, California on August 12, 2024.

August 12, 2024

TA Fintech Inc.

By: /s/Jonathan Stone

Name: Jonathan Stone

Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Offering Circular has been signed by the following persons in the capacities and on the date indicated.

Signature

/s/Jonathan Stone

Jonathan Stone

Title

Chief Executive Officer, Chief Financial Officer, President, Secretary, and Director (Principal Executive Officer and Principal Accounting and Financial Officer)

Date

August 12, 2024